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                                                                    EXHIBIT 10.1

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         LEXICON GENETICS INCORPORATED,

                            ANGLER ACQUISITION CORP.,

                                       AND

                             COELACANTH CORPORATION

                                  June 13, 2001

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                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (the "AGREEMENT") is made and entered into as of June 13, 2001, by and among LEXICON GENETICS INCORPORATED, a Delaware corporation ("PARENT"), its wholly-owned subsidiary, ANGLER ACQUISITION CORP., a Delaware corporation ("MERGER SUB"), and COELACANTH CORPORATION, a Delaware corporation ("COMPANY").

                                    RECITALS:

         WHEREAS, the respective Boards of Directors of Company, Parent and Merger Sub have determined that it is in the best interests of their respective companies and the stockholders of their respective companies that Company and Merger Sub combine into a single company through the statutory merger of Merger Sub with and into Company (the "MERGER") and, in furtherance thereof, have approved the Merger in accordance with the applicable provisions of the Delaware General Corporation Law ("DELAWARE LAW") upon the terms and subject to the conditions set forth herein; and

         WHEREAS, Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger; and

         WHEREAS, holders of at least a majority of the requisite classes and series of the Company's outstanding capital stock required to approve the Merger have executed an agreement granting Parent an irrevocable proxy to vote such holders' shares of capital stock in favor of the Merger and the transactions contemplated thereby.

         NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     SECTION 1.1 THE MERGER. At the Effective Time (as hereinafter defined) and subject to and upon the terms and conditions of this Agreement and the Certificate of Merger attached hereto as Exhibit A (the "CERTIFICATE OF MERGER") and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and a wholly-owned subsidiary of Parent. The Company, as the surviving corporation, after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

     SECTION 1.2 CLOSING; EFFECTIVE TIME. The closing of the transactions contemplated hereby (the "CLOSING") shall take place as soon as practicable following the execution of the Agreement and after the satisfaction or waiver of each of the conditions set forth

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in Article 5 hereof, or at such other time as the parties hereto agree (the
"CLOSING DATE"). The Closing shall take place at the offices of Mintz Levin Cohn Ferris Glovsky & Popeo P.C., 666 Third Avenue, New York, New York, or at such other location as the parties hereto agree. In connection with the Closing, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger, and any other documents required by Delaware Law, with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of Delaware Law (the time of such filings being the "EFFECTIVE TIME").

     SECTION 1.3 EFFECT OF THE MERGER. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation, and the Surviving Corporation shall become a wholly-owned subsidiary of Parent.

     SECTION 1.4 CERTIFICATE OF INCORPORATION; BYLAWS.

         (a) At the Effective Time, the Certificate of Incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by Delaware Law.

         (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Delaware Law and such Bylaws.

     SECTION 1.5 DIRECTORS AND OFFICERS.

         (a) At the Effective Time, the directors of Merger Sub shall be the directors of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

         (b) The officers of the Company, as in effect immediately prior to the Effective Time, shall be the officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

     SECTION 1.6 EFFECT ON CAPITAL STOCK Subject to the terms and conditions of this Agreement and the Certificate of Merger, as of the Effective Time and by virtue of the Merger and without any further action on the part of Parent, Merger Sub, Company or the holders of any of the Company's securities:

         (a) Conversion of Company Capital Stock. At the Effective Time, except as otherwise provided in Section 1.6(b) and 1.6(f), all shares of capital stock of the Company issued and outstanding immediately prior to the Effective Time (other than any such shares owned by Merger Sub, collectively, the "Shares"), shall be converted into the right to receive unregistered shares of Parent's common stock, par value $.001 per share (the "PARENT COMMON STOCK"), with

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an aggregate value, based on the Average Closing Price (as hereinafter defined)
of $32,000,000 (the "PURCHASE PRICE") provided that no fractional shares of Parent Common Stock shall be issued and, in lieu thereof, a cash payment shall be made pursuant to Section 1.6(g) valued at the Average Closing Price. All such Shares, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall thereafter cease to have any rights with respect to such Shares, except each such holder's right to receive the Purchase Price for such Shares shall be as follows: (A) 90% of such Purchase Price shall be payable upon surrender of such certificate in accordance with Section 1.8 and, (B) following such surrender, up to 10% of such Purchase Price shall be payable upon distribution of the Escrow Fund (as hereinafter defined) under the Indemnity Escrow Agreement (as hereinafter defined) in accordance with the terms thereof. The Purchase Price shall be allocated and disbursed among the holders of the Company's capital stock (the "STOCKHOLDERS") in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Company, in effect as of the date of this Agreement. Hypothetical examples of Purchase Price allocation, based on various transaction values, are set forth in Exhibit B attached hereto.

For purposes of this Agreement, the term "AVERAGE CLOSING PRICE" shall mean the average closing price of a share of Parent Common Stock on the Nasdaq National Market for the 30 calendar days ending on the third calendar day prior to the Closing Date; provided, however, that (i) if such price is equal to or less than $8.87, the Average Closing Price shall be deemed to be $8.87, and (ii) if such price is equal to or greater than $13.30, the Average Closing Price shall be deemed to be $13.30. Subject to adjustment pursuant to Section 1.6(g), the total number of shares of Parent Common Stock to be delivered, whether delivered or held back, at the Effective Time shall be (i) equal to the number of shares of Parent Common Stock obtained by dividing (A) $32,000,000 by (B) the Average Closing Price, if the Average Closing Price is between $8.87 and $13.30; (ii) 2,406,305 shares of Parent Common Stock if the Average Closing Price is equal to or greater than $13.30; or (iii) 3,609,457 shares of Parent Common Stock if the Average Closing Price is equal to or less than $8.87.

         (b) Cancellation of Company Capital Stock Owned by Company. At the Effective Time, all shares of the Company's capital stock that are owned or held by the Company as treasury stock shall be surrendered and extinguished without any conversion thereof.

         (c) Merger Sub Stock. At the Effective Time, all issued and outstanding shares of common stock of Merger Sub, by virtue of the Merger and without any further action on the part of any holder thereof, shall be converted into, and exchanged for, one share of common stock, par value $0.0001 per share, of the Surviving Corporation.

         (d) Stock Option Plan.

               (i) At the Effective Time, each then outstanding option to purchase Company Common Stock (a "STOCK OPTION") granted under the Company's 1999 Stock Option Plan ("COMPANY STOCK OPTION PLAN") shall be assumed by Parent. Each Stock Option that is assumed by Parent (the "ASSUMED OPTION") shall become an option to purchase shares of the common stock of Parent (the "PARENT COMMON STOCK") in such amount and at such exercise

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price as provided below and otherwise having the terms and conditions not less favorable than those that were applicable under the Company Stock Option Plan (and any stock option agreement applicable to such Stock Option prior to the Effective Time):

                    (A) The Assumed Option shall entitle the holder to purchase that number of shares of Parent Common Stock (rounded up to the nearest whole number) as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such Stock Option holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable); and

                    (B) The exercise price per share of Parent Common Stock
               shall be equal to (x) the aggregate exercise price of such Stock Option prior to the Effective Time divided by (y) the number of shares of Parent Common Stock which the Stock Option authorizes the holder to purchase as of the Effective Time.

Prior to the Effective Time, without the written consent of the Parent, the Company shall not knowingly take any action to effect the acceleration of any Stock Option held by the Stock Option holder without the written consent of the Parent.

               (ii) As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Stock Option an appropriate notice setting forth the number of shares of Parent Common Stock subject to the Assumed Option, the exercise price of the Assumed Option and the Optionee's rights pursuant thereto.

               (iii) Prior to the Effective Time, Parent shall have taken all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Company Stock Options. Subject to any applicable limitations under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "SECURITIES ACT"), Parent shall file a Registration Statement on Form S-8 (or any successor form), effective not later than twenty (20) days after the Effective Time, with respect to the shares of Parent Common Stock issuable upon exercise of the outstanding Stock Options. Parent shall provide all Optionees with a prospectus or updated prospectus (as defined in Section 10(a) of the Securities Act) and Parent shall use all reasonable efforts to maintain the effectiveness of such registration statement and the current status of the prospectus relating thereto, for so long as such options shall remain outstanding.

         (e) Company Warrants. At the Effective Time, the Parent shall assume all of the Company's rights and obligations with respect to each of the warrants to purchase capital stock of the Company (each a "COMPANY WARRANT" and collectively, the "COMPANY WARRANTS") then outstanding, and such Company Warrant shall be replaced by Parent with, and shall be converted into, a warrant to purchase that number of shares of Parent Common Stock (rounded up to the nearest whole number) as the holder of such Company Warrant would have been entitled to receive pursuant to the Merger had such Company Warrant been exercised in full

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immediately prior to the Effective Time, at the applicable ratio set forth in
Section 1.6(a). Each Company Warrant that is assumed by Parent (collectively, the "PARENT WARRANTS") shall have terms and conditions that are no less favorable than those that were applicable under the Company Warrant. At the Effective Time, the Parent Warrants shall be executed and delivered by the Parent.

         (f) Dissenters' Rights. For the purposes of this Agreement, "DISSENTING SHARES" shall refer to all Shares held by stockholders of the Company who have not voted such Shares for approval of the Merger and with respect to which such stockholders shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of Delaware Law. The aggregate number of Dissenting Shares shall in no event exceed 10% of the Company's outstanding Common Stock as of the Effective Time, on a fully diluted, as-converted basis. Any Dissenting Shares shall not be converted into, or be exchangeable for, the right to receive Parent Common Stock but shall instead be converted in to the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Delaware Law unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right of appraisal and payment, as the case may be. The Company shall give Parent prompt notice of any withdrawals of any Dissenting Shares (and shall also give Parent prompt notice of any withdrawals of such demands for appraisal rights), and Parent shall have the right to direct all negotiations and proceedings with respect to such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payments with respect to, or settle or offer to settle, any such demand for appraisal rights. If after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, Parent shall issue and deliver, upon surrender by such Company Stockholder of a certificate or certificates representing any Shares, the number of shares of Parent Company Stock to which such stockholder would otherwise be entitled under Section 1.6(a) and the Certificate of Merger, without any interest thereon.

         (g) No Fractional Shares. No certificates evidencing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of the Shares, and such fractional share interests shall not entitle the owner thereof to any rights of a stockholder of Parent. In lieu of any such fractional shares, each holder of a stock certificate previously evidencing a Share, upon surrender of such certificate for exchange pursuant to this Section 1.6, shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the Average Closing Price by (ii) the fractional interest to which such holder would otherwise be entitled (after taking into account all Shares held of record by such holder at the Effective Time).

     SECTION 1.7 INCENTIVE BONUSES. At and after the Closing, Parent shall fund a $1,450,000 cash bonus pool to be distributed solely to management and employees of the Company who remain in the employment of the Surviving Corporation or Parent at the time of distribution. Bonuses will be awarded by the Surviving Corporation or Parent and paid in accordance with the terms of that certain letter agreement dated of even date herewith by and among the Parent, the Merger Sub and the Company.

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     SECTION 1.8 CERTIFICATES. At or after the Effective Time, each stockholder of the Company shall surrender to the Parent for cancellation its certificates representing all of the issued and outstanding Shares owned by such stockholder, duly endorsed in blank, or accompanied by stock power, and signed by such stockholder. Upon surrender of such certificate or certificates, at the Closing, or upon presentation thereafter in accordance with Section 1.9, the holder of such certificates shall be entitled to receive its portion of the Purchase Price as set forth in Section 1.6(a).

     SECTION 1.9 TRANSFER OF SHARES AFTER THE EFFECTIVE TIME. The Purchase Price issued upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

     SECTION 1.10 TAKING OF NECESSARY ACTION; FURTHER ACTION. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Company, the officers and directors of Company are fully authorized in the name of their corporation or otherwise to take, and will use good faith efforts to take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

     SECTION 1.11 LOST, STOLEN OR DESTROYED CERTIFICATES. In the event any certificates representing Shares shall have been lost, stolen or destroyed, the Parent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, and appropriate indemnification of Parent as Parent reasonably deems necessary, that portion of the Purchase Price as may be required pursuant to Section 1.6(a).

                                   ARTICLE 2

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity or group of entities taken as a whole. In this Agreement, any reference to a "MATERIAL ADVERSE EFFECT" with respect to any entity or group of entities means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole.

         In this Agreement, any reference to a party's "KNOWLEDGE" means the actual knowledge of such party's officers and directors and all employees of such party whose primary

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duties include the subject matter of the applicable representation or warranty, except for Merger Sub, which shall include the actual knowledge of Parent's officers and directors.

         Except as disclosed in a document of even date herewith and delivered by the Company to Parent prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "COMPANY DISCLOSURE SCHEDULE"), the Company represents and warrants to Parent and Merger Sub as follows:

     SECTION 2.1 CORPORATE ORGANIZATION. The Company is a corporation validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to own its properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualifications, except jurisdictions in which the failure to be so qualified or licensed would not have a Material Adverse Effect. The Company has delivered or made available to Parent and Merger Sub complete and correct copies of its Restated Certificate of Incorporation, as amended to the date hereof, and Bylaws of the Company.

     SECTION 2.2 CAPITAL STOCK. The authorized Company Capital Stock consists of:

         (a) Preferred Stock. 41,496,251 shares of Preferred Stock, $.0001 par value per share: of which (i) 4,291,639 shares have been designated Series A Preferred Stock, of which 3,993,213 shares are currently issued and outstanding and 298,426 shares have been reserved for issuance pursuant to Company Warrants;
(ii) 2,750,000 shares have been designated Series B Preferred Stock, of which 2,750,000 shares are currently issued and outstanding; (iii) 11,964,148 shares have been designated Series C Preferred Stock, of which 11,844,148 shares are currently issued and outstanding and 71,316 shares have been reserved for issuance pursuant to Company Warrants; (iv) 5,263,158 shares have been designated Series D Preferred Stock, all of which shares are currently issued and outstanding; (v) 11,964,148 shares of Class C Redeemable Preferred Stock, (the "CLASS C REDEEMABLE PREFERRED STOCK"), of which no shares are currently issued and outstanding, and (vi) 5,263,158 shares of Class D Redeemable Preferred Stock (the "CLASS D REDEEMABLE PREFERRED STOCK, and together with the Class C Redeemable Preferred Stock, the "REDEEMABLE PREFERRED STOCK"), of which no shares are currently issued and outstanding (all such preferred stock described in this Section 2.2(a), the "PREFERRED STOCK").

         (b) Common Stock. 50,000,000 shares of common stock, $.0001 par value per share ("COMMON STOCK"), of which 1,271,638 shares are currently issued and outstanding and of which (i) 4,291,639 shares have been reserved for issuance upon conversion of the Series A Preferred Stock, (ii) 2,750,000 shares have been reserved for issuance upon conversion of the Series B Preferred Stock, (iii) 11,964,148 shares have been reserved for issuance upon conversion of the Series C Preferred Stock, (iv) 5,263,158 shares have been reserved for issuance upon conversion of the Series D Preferred Stock, and (v) 4,287,857 shares have been reserved for issuance pursuant to outstanding Stock Options under the Company Stock Option Plan.

         (c) The outstanding shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock have been duly

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authorized and validly issued, fully paid and nonassessable, and were issued in accordance with the registration provisions of applicable federal and state securities laws or pursuant to valid exemptions therefrom.

         (d) The table in Section 2.2(d) of the Company Disclosure Schedule sets forth a true and complete list of options, warrants, and other convertible securities issued by the Company (including, without limitation, options issued pursuant to the Company Stock Option Plan and the Company Warrants) and outstanding as of the date of this Agreement, together with the number and type of securities held by each such holder and, as applicable, the exercise price of such securities and the extent to which such securities are vested. There are no agreements between the Company and any holder of its capital stock that provides for accelerated vesting or accelerated lapse of any repurchase right. The issuance of the issued and outstanding shares of capital stock of the Company and the Common Stock issuable upon conversion thereof, if applicable, were issued in compliance with any preemptive rights, rights of first refusal, rights of first offer or other similar rights or such rights were properly waived.

     SECTION 2.3 SUBSIDIARIES OF THE COMPANY Except as set forth in Section 2.3 of the Company Disclosure Schedule, the Company does not own or control, directly or indirectly, any capital stock or other equity securities in any other corporation, association, or other business entity, and the Company does not have any direct or indirect equity or ownership interest in any partnership, joint venture, or other business. Section 2.3 of the Company Disclosure Schedule further sets forth all drug discovery collaboration agreements entered into by the Company.

     SECTION 2.4 AUTHORIZATION, ETC. The Company has full power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. The execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly approved and authorized, and no other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby. This Agreement has been duly and validly executed by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and the application of general rules of equity.

     SECTION 2.5 BALANCE SHEETS AND INCOME STATEMENTS. The Company has previously delivered to Parent and Merger Sub the following financial statements, including the related notes and schedules thereto (collectively, the "FINANCIAL STATEMENTS"):

         (a) the audited consolidated balance sheets of the Company and its consolidated subsidiaries as of June 30, 1999, and June 30, 2000 and the audited consolidated statements of operations, stockholders' equity and cash flows for each of the fiscal years then ended; and

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         (b) the unaudited consolidated balance sheet (the "BALANCE SHEET") of the Company and its consolidated subsidiaries as of April 30, 2001 (the "BALANCE SHEET DATE") and the unaudited consolidated statements of operations, stockholders' equity and cash flows for the ten (10) month period then ended.

The Financial Statements present fairly in all material respects the consolidated assets, liabilities, stockholders' equity and results of operations and financial position of the Company and its consolidated subsidiaries as of the dates and for the periods indicated, and have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated except that unaudited Financial Statements may not contain all footnotes required by GAAP and are subject to normal year-end adjustments. Set forth in Section 2.5 of the Company Disclosure
Schedule is an aged schedule of the Company's accounts payable as of the date of this Agreement.

     SECTION 2.6 NO UNDISCLOSED LIABILITIES. The Company does not have any liabilities or obligations, whether accrued, absolute or contingent, that are required to be reflected on a balance sheet of the Company prepared in accordance with GAAP, other than (a) liabilities and obligations that are reflected, accrued or reserved for in the Financial Statements, (b) obligations incurred in the ordinary course of business since the date of the Balance Sheet, or (c) other liabilities and obligations that are not required by GAAP to be included in the Financial Statements and would not have a Material Adverse Effect.

     SECTION 2.7 NO APPROVALS OR CONFLICTS. Except as set forth in Section 2.7 of the Company Disclosure Schedule, or, with respect to clauses (b) through (d) below, as otherwise would not in the aggregate have a Material Adverse Effect, neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby will (a) violate, conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of the Company, (b) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any note, bond, mortgage, indenture, deed of trust, lease, contract, agreement or other instrument to which the Company or any of its properties may be bound, (c) violate any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to the Company or any of its properties, or
(d) except for applicable requirements of the United States Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") and New Jersey Industrial Site Recovery Act (N.J.S.A. Section 13:1K-6 et seq.), as amended ("ISRA"), require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority, or any other third party.

     SECTION 2.8 COMPLIANCE WITH LAW; GOVERNMENTAL AUTHORIZATIONS. Except as set forth in Section 2.8 of the Company Disclosure Schedule, as reflected, accrued or reserved for in the Financial Statements, or as otherwise would not in the aggregate have a Material Adverse Effect, the Company is not in violation of any license, permit, order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to the property or business of the Company. Except as set forth in Section 2.8 of the Company Disclosure Schedule or as otherwise would not reasonably be expected in the aggregate to have a Material Adverse Effect,

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the licenses, permits and other governmental authorizations held by the Company are valid and sufficient for the conduct the business of the Company as currently conducted.

     SECTION 2.9 LITIGATION. Except as set forth in Section 2.9 of the Company Disclosure Schedule, there are no actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or the transactions contemplated by this Agreement, before any court or governmental or regulatory authority or body.

     SECTION 2.10 TITLE TO ASSETS. Except as set forth in Section 2.10 of the Company Disclosure Schedule, on the Balance Sheet Date, the Company had and, except with respect to assets disposed of in the ordinary course of business since the Balance Sheet Date and disclosed on Schedule 2.10 of the Company Disclosure Schedule, the Company now has good and valid title to all the properties and assets owned by it and reflected on the Balance Sheet or which would have been reflected on the Balance Sheet if acquired prior to the Balance Sheet Date, free and clear of all encumbrances except for (i) exceptions to title as set forth in Section 2.10 of the Company Disclosure Schedule; (ii) mortgages and encumbrances which secure indebtedness or obligations reflected on the Balance Sheet; (iii) liens for Taxes (as defined in Section 2.12) not yet payable or any Taxes being contested in good faith; (iv) liens arising as a matter of law in the ordinary course of business; and (v) such imperfections of title and encumbrances, if any, as would not, in the aggregate, have a Material Adverse Effect. Except as set forth in Section 2.10 of the Company Disclosure Schedule, the Company owns, or has valid leasehold interests in, all material tangible properties and assets used in the conduct of its business purported to be owned by it. The Company does not own any real property.

     SECTION 2.11 ABSENCE OF CERTAIN CHANGES. Except as disclosed in Section
2.11 of the Company Disclosure Schedule and as otherwise provided herein, since the Balance Sheet Date, (a) the business of the Company has been conducted in the ordinary course consistent with past practice in all material respects; and
(b) there has not been any event and/or circumstances that would have a Material Adverse Effect.

     SECTION 2.12 TAXES.

         (a) The Company or a representative thereof on its behalf, (i) has duly filed with the appropriate Federal, state, local and/or foreign taxing authorities, as applicable, all material Tax Returns (as defined below) required to be filed by or with respect to it, (ii) has paid or made provision in the Balance Sheet for all material Taxes (as defined below) shown as being owed by it on such required Tax Returns, and (iii) except as set forth in Section 2.12 of the Company Disclosure Schedule, as of the date hereof, has not received any written notice of deficiency or assessment from any Federal, state, local or foreign taxing authority with respect to liabilities for Taxes which has not been paid or finally settled. Any such deficiency or assessment disclosed in
Section 2.12 of the Company Disclosure Schedule is being contested in good faith through appropriate proceedings.

         (b) For purposes of this Agreement, "TAXES" shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States Federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales and use, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.

         (c) For purposes of this Agreement, "TAX RETURN" shall mean any return, report, information return or other document (including any related or supporting information) filed or required to be filed with any taxing authority with respect to Taxes.

     SECTION 2.13 EMPLOYEE BENEFITS.

         (a) Schedule 2.13 sets forth a list of each "employee pension benefit plan" (within the meaning of Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) and any severance, change in control or employment plan, program or agreement, and vacation, incentive, bonus, stock option, stock purchase, and restricted stock plan, program or policy or fringe benefit plan or arrangement sponsored or maintained by or contributed to the Company, in which present or former employees or directors of the Company participate (collectively, the "COMPANY PLANS").

         (b) The Company Plans are in compliance with all applicable requirements of ERISA, the Code, and other applicable laws and have been administered in accordance with their terms and such laws, except where the failure to so comply or administer would not reasonably be expected to have a Material Adverse Effect. Each Company Plan which is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification or it has a standardized prototype plan with an IRS identification number, and nothing has occurred to the knowledge of the Company that would reasonably be expected to affect such qualification.

         (c) There are no pending or, to the knowledge of the Company, threatened claims and no pending or, to the knowledge of the Company, threatened litigation with respect to any the Company Plans, other than ordinary and usual claims for benefits by participants and beneficiaries.

         (d) Each Company Plan may be unilaterally terminated by the Company at any time without penalty or liability.

         (e) All contributions required under the Company Plans have been timely paid when due and properly accrued in accordance with GAAP and reflected on the Balance Sheet.

     SECTION 2.14 LABOR RELATIONS. Except as set forth in Section 2.14 of the Company Disclosure Schedule, the Company is not a party to any collective bargaining agreement applicable to employees of the Company. Except as set forth in Section 2.14 of the Company Disclosure Schedule, the Company is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in any unfair labor practice which has had or would reasonably be expected to have a Material Adverse Effect. As of the date hereof, there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of the Company, threatened against or affecting the Company.

     SECTION 2.15 INTELLECTUAL PROPERTY. Section 2.15 of the Company Disclosure Schedule contains a list of all registered patents, trademarks, trade names, service marks and copyrights owned by the Company and material to the business as is currently conducted (collectively, "INTELLECTUAL PROPERTY"), and an accurate and complete list of all material licenses and other agreements relating thereto (collectively, "LICENSE AGREEMENTS"). Except as set forth in
Section 2.15 of the Company Disclosure Schedule, (a) the consummation of the transactions contemplated by this Agreement will not materially impair Parent and Merger Sub's right to use any Intellectual Property or the enforceability of the License Agreements, (b) the Company has not received a written notice of any claims by any person relating to the Company's use of any Intellectual Property, or challenging or questioning the validity or enforceability of any such License Agreement, which claims, if adversely decided, would reasonably be expected to have a Material Adverse Effect, (c) the Company owns or has the right to use all intellectual property rights currently used by the Company or necessary for the conduct of the Company's business as currently conducted, (d) to the knowledge of the Company, the business conducted or proposed to be conducted by the Company does not and will not cause the Company to infringe or violate any of the trademarks, service marks, trade names, copyrights, mask-works, licenses, trade secrets, processes, data, know-how or other intellectual property rights or the patents of any third party, and does not and will not require the Company to obtain any license or other agreement to use any trademarks, service marks, trade names, copyrights, mask-works, licenses, trade secrets, processes, data, know-how or other intellectual property rights or patents of others, except for licenses or agreements that can be obtained in the ordinary course of business without unreasonable effort, delay, cost or expense, (e) to the Company's knowledge, no director, officer or stockholder of the Company owns any rights in patents, trademarks, service marks, trade names, copyrights, mask-works, trade secrets, processes, data or know-how directly or indirectly competitive with those owned or to be used by the Company or derived from or in connection with the conduct of the Company's business, and the Company does not believe that it is or will be necessary to use any inventions or works of authorship of its employees (or persons it currently intends to hire) made outside of their employment by the Company, and (f) to the Company's knowledge, no person employed by or affiliated with the Company has utilized or proposes to utilize any trade secret or any information or documentation proprietary to any former employer, and to the Company's knowledge, no person employed by or affiliated with the Company has violated any confidential relationship which such person may have had with any third party, in each case in connection with the development, manufacture or sale of any product or proposed product or the development or sale of any service or proposed service of the Company, and the Company has no reason to believe there will be any such utilization or violation.

     SECTION 2.16 CONTRACTS.

         (a) With respect to the Company and except as otherwise disclosed on
Schedule 2.16 of the Company Disclosure Schedule, the Company has delivered or made available to Parent and Merger Sub true and complete copies of (i) each contract for the purchase of inventory in excess of $50,000 per calendar year,
(ii) each contract with a customer involving net revenues to the Company reasonably anticipated to be in excess of $50,000 per calendar year, (iii) each contract with any officer, director, employee or independent contractor with an aggregate future liability in any fiscal year in excess of $50,000, (iv) each indenture, mortgage, note, letter of credit or other instrument relating to the borrowing of money (or the guarantee thereof) involving an amount in excess of $50,000, including the aggregate principal and interest outstanding as of the date hereof under each such instrument, (v) each contract that involves expenditures in excess of $50,000 over its term, (vi) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with terms of less than one year) (with respect to those agreements in this clause (vi) pertaining to personal property, the "PERSONAL PROPERTY LEASES"),
(vii) each collective bargaining agreement and other contract to or with any labor union or other employee representative of a group of employees, and (viii) each material joint venture, partnership and similar arrangements by the Company with any other person involving revenues or expenditures in excess of $50,000 over its term (the items described in clauses (i) through (viii) collectively, the "CONTRACTS" and individually, a "CONTRACT"). Section 2.16 of the Company Disclosure Schedule sets forth a true and correct list of all Contracts as of the date hereof.

         (b) Except as set forth in Section 2.16 of the Company Disclosure Schedule, (i) each Contract is in full force and effect, except where the failure to be in full force and effect would not have a Material Adverse Effect and (ii) there are no existing defaults by the Company or, to the Company's knowledge, any third party thereunder, under such Contracts, which defaults would result in a Material Adverse Effect.

     SECTION 2.17 ENVIRONMENTAL MATTERS. Except as disclosed on Section 2.17 of the Company Disclosure Schedule: (i) the Company is in compliance with all applicable Environmental Laws, except for such failures to comply that in the aggregate would not have a Material Adverse Effect; and (ii) the Company possesses and is in compliance with all applicable Environmental Permits required by Environmental Laws to operate as it currently operates, except for such failures to comply that in the aggregate would not have a Material Adverse Effect; (iii) there are no judicial, administrative, or arbitral proceedings pending or, to the knowledge of the Company, threatened, that seek to enforce or impose liability under any applicable Environmental Law against the Company, or to revoke or modify any Environmental Permit held by the Company; (iv) there are no judgments, orders, decrees, settlements, or arbitral awards in effect under any applicable Environmental Laws to which the Company is a party; (v) to the knowledge of the Company, there are no Materials of Environmental Concern at or emanating from any of the facilities currently or formerly owned or operated by the Company that are reasonably likely to result in liability under any applicable Environmental Law; (vi) the Company has not received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute concerning, disposal of Materials of Environmental Concern by the Company on, at or from any of the facilities currently or formerly owned or operated by the Company, (vii) the Company has not transported, transferred or disposed of, nor has it arranged for any third parties to transport, transfer or dispose of, any

Material of Environmental Concern to or at any off-site location other than a site with an Environmental Permit to receive such Material of Environmental Concern and other than in a manner that is in compliance with Environmental Laws, (viii) the Company has not recycled, treated, spilled, leaked, dumped, discharged, released or disposed of, or arranged for any third parties to recycle, treat, spill, leak, dump, discharge, release or dispose of, any Material of Environmental Concern upon property currently or previously owned or leased by it, except in material compliance with Environmental Laws, (ix) the following have been made available to Parent regardless of their materiality:
(a) all environmental audits, assessments or occupational health studies of which the Company is aware relating to the Company, or any real property currently or formerly owned or leased by the Company; (b) all material correspondence and memoranda concerning inquiries from or discussions between the federal or state environmental and/or occupational safety and hazard officials; and (c) all citations or notices of violation, and all correspondence and memoranda related thereto, issued under OSHA, or analogous state or local statutes, Environmental Laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, relating to or affecting the Company or any real property currently or formerly owned or leased by the Company. To the knowledge of the Company, after due inquiry, all information furnished or supplied to state environmental regulators by or on behalf of the Company regarding the potential applicability of ISRA to this transaction is timely, accurate and complete. Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 2.17 shall be deemed the only representations and warranties in this Agreement with respect to matters relating to Environmental Laws or to Materials of Environmental Concern.

         For purposes of this Section 2.17, the following terms shall have the meaning described below:

               "ENVIRONMENTAL LAWS": all federal, state, or local statutes, regulations, ordinances, codes, or administrative or judicial decrees or orders, any of which govern or relate to pollution, protection of the environment, public health and safety, the ambient air or air emissions, soil, surface water or groundwater, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, in effect as of the date of this Agreement.

               "ENVIRONMENTAL PERMITS": all permits, licenses, registrations, approvals and other authorizations issued by federal, state or local authorities as applicable.

               "MATERIALS OF ENVIRONMENTAL CONCERN": any hazardous, acutely hazardous, or toxic substance or waste defined and regulated as such under applicable Environmental Laws, including without limitation the federal Comprehensive Environmental Response, Compensation and Liability Act and the federal Resource Conservation and Recovery Act.

     SECTION 2.18 INSURANCE. Section 2.18 of the Company Disclosure Schedule lists all insurance policies covering the assets, employees and operations of the Company as of the date hereof. Such insurance policies are in full force and effect and are adequate to insure the business of the Company in such amounts and against such risks as are customary for companies engaged in businesses similar to that of the Company.

     SECTION 2.19 LICENSES AND PERMITS. Except as set forth in Section 2.19 of the Company Disclosure Schedule and subject to any governmental approvals required to be obtained after the Closing, which shall be the obligation of Parent and Merger Sub to obtain, the Company has all local, state and federal licenses (collectively, the "LICENSES AND PERMITS") necessary to conduct its business in the manner currently conducted, except where the failure to have such licenses would not have a Material Adverse Effect. There is no material default under any of the Licenses and Permits, and no notices have been received by the Company with respect to threatened, pending, or possible revocation, termination, suspension or limitation of any such License or Permit.

     SECTION 2.20 NO BROKERS' OR OTHER FEES. Except as set forth on Section 2.20 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

                                   ARTICLE 3

                        REPRESENTATIONS AND WARRANTIES OF
                              PARENT AND MERGER SUB

         Except as disclosed in the Parent SEC Reports (as defined herein), or in a document of even date herewith and delivered by Parent and Merger Sub to the Company prior to the execution and delivery of this Agreement and referring to the representations and warranties in this Agreement (the "PARENT DISCLOSURE Schedule"), Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

     SECTION 3.1 ORGANIZATION AND STANDING. Each of Parent and Merger Sub is a corporation validly existing and in good standing under the laws of its respective state of incorporation. Each of Parent and Merger Sub has full corporate power and authority to own its properties and assets and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualifications, except jurisdictions in which the failure to be so qualified or licensed would not have a Material Adverse Effect. Each of Parent and Merger Sub has delivered or made available to the Company complete and correct copies of its respective Certificate of Incorporation (and all amendments thereto to the date hereof) and Bylaws.

     SECTION 3.2 CAPITALIZATION.

         (a) The capitalization of Parent is accurately represented in the Parent SEC Reports and there have been no changes in such capitalization as reflected in the Parent SEC Reports, other than changes relating to employee benefit plans or otherwise in the course of ordinary business, which changes are not material in the aggregate.

         (b) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.001 par value per share, all of which are duly authorized, validly issued and fully paid and non-assessable, and all of which are, and at the Effective Time will be, owned by Parent free and clear of any Lien.

     SECTION 3.3 SUBSIDIARIES. The Parent does not own or control, directly or indirectly, any capital stock or other equity securities in any other corporation, association, or other business entity, and the Parent does not have any direct or indirect equity or ownership interest in any partnership, joint venture, or other business other than equity securities or ownership interests which are immaterial in amount or significance.

     SECTION 3.4 AUTHORIZATION, ETC. Parent and Merger Sub each have full power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly approved and authorized, and no other corporate proceedings on the part of Parent and/or Merger Sub are necessary to approve and authorize the execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed by each of Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and the application of general rules of equity.

     SECTION 3.5 NO APPROVALS OR CONFLICTS. Except as set forth in Section 3.5 of the Parent Disclosure Schedule or, with respect to clauses (b) through (d) below, as otherwise would not in the aggregate have a Material Adverse Effect, neither the execution and delivery by each of Parent and Merger Sub of this Agreement nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will (a) violate, conflict with or result in a breach of any provision of the Certificate of Incorporation or Bylaws of either Parent or Merger Sub, (b) violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any note, bond, mortgage, indenture, deed of trust, lease, contract, agreement or other instrument to which each of Parent and Merger Sub or any of its properties may be bound, (c) violate any order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to each of Parent and Merger Sub or any of its properties, or (d) except for applicable requirements of the Exchange Act require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority, or any other third party.

     SECTION 3.6 COMPLIANCE WITH LAW; GOVERNMENTAL AUTHORIZATIONS. Except as set forth in Section 3.6 of the Parent Disclosure Schedule, or as otherwise would not in the aggregate have a Material Adverse Effect, each of Parent and Merger Sub is not in violation of any license, permit, order, injunction, judgment, ruling, law or regulation of any court or governmental authority applicable to the property or business of each of Parent and Merger Sub. Except as set forth in Section 3.6 of the Parent Disclosure Schedule or as otherwise would not in the aggregate have a Material Adverse Effect, the licenses, permits and other governmental authorizations held by each of Parent and Merger Sub are valid and sufficient for the conduct the business of each of Parent and Merger Sub as currently conducted.

     SECTION 3.7 LITIGATION. Except as set forth in the Parent SEC Reports or in
Section 3.7 of the Parent Disclosure Schedule, there are no actions, proceedings or investigations pending or, to the knowledge of Parent or Merger Sub, threatened against Parent or Merger Sub or the transactions contemplated by this Agreement, before any court or governmental or regulatory authority or body.

     SECTION 3.8 BROKERS' AND FINDERS' FEES. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or investment bankers' fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     SECTION 3.9 SEC FILINGS; FINANCIAL STATEMENTS.

         (a) Parent has filed all forms, reports and documents required to be filed with the United States Securities and Exchange Commission ("SEC") and has heretofore delivered to the Company, in the form filed with the SEC, (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, (ii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) since January 1, 2000, (iii) all other reports or registration statements filed by Parent with the SEC since December 31, 2000, and (iv) all amendments and supplements to all such reports or registration statements filed by parent with the SEC (collectively, the "PARENT SEC REPORTS"). The Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and
(ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

         (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all materials respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments, which were not or are not expected to be material in amount.

     SECTION 3.10 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 2001, there has not occurred any event which either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Parent.

     SECTION 3.11 INTERIM OPERATIONS OF MERGER SUB. Merger Sub was formed on June 7, 2001 solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     SECTION 3.12 REQUIRED VOTE. This Agreement has been approved by Parent, as the sole stockholder of Merger Sub. No other vote of holders of any class or series of securities of Parent or Merger Sub is necessary to approve this Agreement, the Merger and the transactions contemplated hereby.

     SECTION 3.13 THE PARENT COMMON STOCK. The shares of Parent Common Stock to be delivered pursuant to Section 1.6(a) will, upon issuance pursuant to this Agreement, be duly authorized, validly issued, fully paid and non-assessable, and free of liens and restrictions on transfer.

     SECTION 3.14 FORM S-3 ELIGIBILITY. The Parent is eligible to file a registration statement with respect to the resale of the Parent Common Stock on Form S-3.

                                    ARTICLE 4

                                    COVENANTS

     SECTION 4.1 CONDUCT OF BUSINESS. Except (i) actions taken to implement this Agreement and the transactions contemplated hereby, (ii) as disclosed in Section
4.1 of the Company Disclosure Schedule, or (iii) with the prior written consent of Parent, from and after the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company will:

         (a) use commercially reasonable efforts to preserve intact the present business organization of the Company, preserve the goodwill of and maintain satisfactory relationships with customers, suppliers and other persons and entities having business relationships with the Company and generally operate the Company in the ordinary course of business consistent with prior practices in all material respects; and

         (b) not (i) cause to be issued or sold any shares of capital stock or other securities of the Company or any options, warrants or commitments of any kind with respect thereto other than the issuance of common stock upon exercise of any outstanding Stock Options, (ii) directly or indirectly cause to be purchased, redeemed or otherwise acquired or disposed of any shares of capital stock of the Company other than an employee's options purchased, redeemed or otherwise acquired by any the Company in connection with such employee's termination of employment with the Company, (iii) declare, set aside or pay any dividend or other distribution out of the Company, (iv) permit or allow the Company to borrow or agree to borrow any funds or incur, whether directly or by way of guarantee, any obligation for borrowed money in excess of $50,000, (v) subject any of the property or assets of the Company (real, personal or mixed, tangible or intangible) to any mortgage, pledge, lien or encumbrance or otherwise permit or allow the disposition of any property or assets of the Company (real, personal or mixed, tangible or intangible), other than in each case the ordinary course of business and consistent with past practice, (vi) enter into any new contract, which contract requires the Company to make capital expenditures in excess of $50,000, (vii) change any accounting policies or procedures other than those that may be required by a change in applicable law or in GAAP, (viii) amend its Certificate of Incorporation or Bylaws, (ix) increase or accelerate the payment or vesting of amounts payable or shares issuable under any Company Plan, (x) increase the salary, benefits, bonus, stock options or other compensation payable to any officer, director or employee, (xi) license, transfer or otherwise dispose of any of the Company's intellectual property rights, or (xii) agree to do any of the foregoing.

     SECTION 4.2 PUBLIC DISCLOSURE. Unless otherwise permitted by this Agreement, the parties to this Agreement shall consult with each other before issuing any press release or otherwise making any public statement or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by law.

     SECTION 4.3 CONSENTS AND FILINGS; COOPERATION.

         (a) Each party shall use all reasonable efforts in making any registration or filing with, any governmental agency or body or other third party required in connection with the execution, delivery or performance of this Agreement.

         (b) Parent understands and agrees that consummation of the Merger requires the prior consent of the lenders under the bank credit facilities disclosed in Section 4.3(b) of the Company Disclosure Schedule, and in the absence of such consent, Parent will have to cause the Company to pay in full all outstanding amounts under each such facility at Closing, and the Company will not be responsible for the failure to obtain such consent or to effect such payment.

     SECTION 4.4 COVENANT TO SATISFY CONDITIONS. Each party agrees to use commercially reasonable efforts to insure that the conditions set forth in
Article 6 hereof are satisfied, insofar as such matters are within the control of such party.

     SECTION 4.5 LEGAL REQUIREMENTS. Each of Parent and Company will, and will cause their respective subsidiaries to, take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on them with respect to the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon such other party in connection with the consummation of the transactions contemplated by this Agreement and will take all reasonable actions necessary to obtain (and will cooperate with the other parties hereto in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any governmental entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

     SECTION 4.6 DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION. For a period of seven years after the Closing, Parent shall not permit the Company to amend, repeal or modify any provision in its Certificate of Incorporation or Bylaws relating to the exculpation or indemnification of former officers and directors (unless required by law), it being the intent of the parties hereto that the officers and directors of the Company prior to the Closing shall continue to be entitled to such exculpation and indemnification to the fullest extent permitted under applicable law. For a period of seven years from and after the Closing, Parent shall cause the Surviving Corporation to maintain in effect the current policies of directors' and officers' liability insurance coverage maintained by the Company, or provide other comparable insurance; provided, however, that the cost to maintain such coverage shall not exceed $11,000 per year and, if such cost exceeds $11,000 per year, Parent shall cause the Surviving Corporation to purchase the maximum amount of such coverage as is available for not more than $11,000 per year.

     SECTION 4.7 EMPLOYEE BENEFIT ARRANGEMENTS.

         (a) Parent agrees that the Company shall honor, and from and after the Effective Time, the Surviving Corporation shall honor, in accordance with their respective terms as in effect on the date hereof, the employment, severance, and bonus agreements and arrangements to which the Company is a party (as set forth in Section 2.13 of the Company Disclosure Schedule). As of the Effective Time, Parent or the Surviving Corporation shall offer employment with the Parent or the Surviving Corporation to the employees, including those on vacation, leave of absence, disability or layoff, who were employed by the Company on the day immediately preceding the Effective Time on the same terms (including salary, fringe benefits, job responsibility and location) as those provided to the employees of the Company on the day immediately preceding the Effective Time.

         (b) For a period of two years following the Effective Time, Parent or the Surviving Corporation shall, during the term of their employment, provide to the employees that accept such employment with employee benefit plans, agreements, programs, policies and arrangements that are substantially no less favorable, in the aggregate, than the Company Plans in effect immediately prior to the Effective Time. Those employees of the Company who accept such offer of employment with Parent or the Surviving Corporation shall be referred to herein as "TRANSFERRED EMPLOYEES".

         (c) Parent shall recognize each Transferred Employee's service with the Company as of the Effective Time as service with Parent for all purposes, including eligibility, vesting and benefit levels, as applicable in Parent's "employee pension benefit" plans (as defined in Section 3(2) of ERISA), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA), vacation, disability, severance, fringe benefits and other employee benefit plans or policies ("PARENT PLANS"), but only to the extent that such service was recognized by the Company under the applicable Company employee pension benefit plans, employee welfare benefit plans, vacation, disability, severance, fringe benefit and other employee benefit plans or policies. With respect to any plan that is a welfare benefit plan, or any plan that would be a welfare benefit plan if it were subject to ERISA, for purposes of the Transferred Employees, Parent shall (1) cause there to be waived any pre-existing condition to the extent waived under the comparable Company Plan,
(2) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, such employees with respect to similar plans maintained by the Company immediately prior to the Effective Time and (3) recognize all credited service with the Company.

         (d) Notwithstanding any terms of this Section 4.7 to the contrary, nothing in this Section 4.7 shall be construed to alter the employment-at-will relationship between each Transferred Employee and Parent or the Surviving Corporation, as applicable, nor to limit or restrict in any way the right of Parent or the Surviving Corporation, as applicable, to terminate such Transferred Employee's employment (other than as provided in a written employment agreement between such Transferred Employee and Parent or the Surviving Corporation).

     SECTION 4.8 CONTACT WITH CUSTOMERS AND SUPPLIERS. Parent and its representatives shall contact and communicate with the employees, customers, suppliers, licensees and licensors of the Company in connection with the transactions contemplated hereby only with the prior written consent of the Company, and which consent may be conditioned upon a designee of the Company being present at any such meeting or conference.

     SECTION 4.9 NOTIFICATION OF CERTAIN MATTERS; SUPPLEMENTS TO DISCLOSURE SCHEDULE. Each party will give prompt notice to the other party, orally and in writing, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time, or (ii) any failure of such party or any officer, director, employee, stockholder or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. No supplemental disclosure delivered in accordance with the preceding sentence will constitute an amendment of the Disclosure Schedule of the supplementing party unless the other party consents thereto in writing.

     SECTION 4.10 ISRA. The Company shall make all filings required by and complete in a timely and thorough manner all measures, tasks, requirements or responsibilities arising under or required by ISRA in connection with the consummation of the Merger in order to ensure that the Merger complies with ISRA even if such filings, measures, tasks, requirements or responsibilities are not demanded or required until after the Effective Time.

     SECTION 4.11 S-3 REGISTRATION.

         (a) As soon as reasonably practicable, but in any event within 30 days of the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-3 (or, if not eligible to use such Form, on such other Form as may be used to register the resale of the Shares of Parent Common Stock issued in the Merger, including Form S-1) (the "REGISTRATION STATEMENT") to register the resale of the shares of Parent Common Stock issued in the Merger. Parent may include in the registration statement under this Section 4.11 any other shares of Parent Common Stock (including issued and outstanding shares of Parent Common Stock as to which the holders thereof have contracted with Parent for "piggyback" registration rights).

         (b) When required under Section 4.11 hereof to effect a registration under Form S-3 under the 1933 Act covering the registration of Parent Common Stock to be received by the Stockholders in the Merger for resale by the Stockholders, Parent shall, as expeditiously as reasonably possible:

               (i) use its best commercially reasonable efforts to cause such registration statement to become effective within 60 days of its initial filing date and keep such registration statement effective for twenty-four months (or such shorter period after which all Parent Common Stock may be sold by the Stockholders in accordance with the requirements of Rule 144 under the 1933 Act in a 90-day period);

               (ii) use its best commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to such registration statement as may be necessary to comply with the provisions of the 1933 Act;

               (iii) furnish to the Stockholders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Parent Common Stock to be received by them in the Merger;

               (iv) use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such states or jurisdictions as shall be reasonably requested by the Stockholders, provided that Parent shall not be required to become subject to taxation, to qualify to do business or to file a general consent to service of process in any such states or jurisdictions;

               (v) use its commercially reasonable efforts to maintain the listing of the securities covered by such registration statement to be included for quotation on the Nasdaq National Market or such other exchange on which Parent Common Stock may then be listed;

               (vi) promptly deliver a Deferral Notice (as defined below) to the Representative upon the commencement of any Deferral Period (as defined below). Upon (A) the issuance by the SEC of a stop order suspending the effectiveness of the registration statement or the initiation of proceedings with respect to the registration statement under Section 8(d) or 8(e) of the Securities Act, (B) the occurrence of any event or the existence of any fact (a "MATERIAL EVENT") as a result of which the registration statement shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, or any related prospectus shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or (C) the occurrence or existence of any pending corporate development that, in the discretion of Parent, makes it appropriate to suspend the availability of the registration statement and the related prospectus, (i) in the case of clause (B) above, subject to the next sentence, as promptly as practicable prepare and file a post-effective amendment to such registration statement or a supplement to the related prospectus or any document incorporated therein by reference or file any other required document that would be incorporated by reference into such registration statement and prospectus so that such registration statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and such prospectus does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, as thereafter delivered to the purchasers of the securities being sold thereunder, and, in the case of a post-effective amendment to the registration statement, subject to the next sentence, use all best commercially reasonable efforts to cause it to be declared effective as promptly as is reasonably practicable, and (ii) give notice to the Representative that the availability of the registration statement is suspended (a "DEFERRAL NOTICE"), which notice the Representative shall promptly deliver to the Stockholders and, upon receipt of any Deferral Notice, each Stockholder agrees not to sell any securities pursuant to the registration statement until such Stockholder's receipt of copies of the supplemented or amended prospectus provided for in clause (i) above, or until it is advised in writing by Parent that the prospectus may be used, and has received copies of any additional or supplemental filings that are incorporated or deemed incorporated by reference in such prospectus. Parent will use all best commercially reasonable efforts to ensure that the use of the prospectus may be resumed (x) in the case of clause (A) above, as promptly as is practicable, (y) in the case of clause (B) above, as soon as, in the sole judgment of Parent, public disclosure of such Material Event would not be prejudicial to or contrary to the interests of Parent or, if necessary to avoid unreasonable burden or expense, as soon as reasonably practicable thereafter and (z) in the case of clause (C) above, as soon as, in the discretion of Parent, such suspension is no longer appropriate. Notwithstanding anything to the contrary in this Section 4.11(b)(vi), the period during which the availability of the registration statement and related prospectus is suspended (the "DEFERRAL PERIOD") shall not exceed thirty (30) days in any three (3) month period or an aggregate of sixty (60) days in any twelve (12) month period.

         (c) Furnish Information. The Representative shall furnish to Parent such information regarding the Stockholders, the Parent Common Stock held by the Stockholders and the intended method of disposition of such securities as shall be required to effect the registration of the Stockholders' Parent Common Stock and as may be required from time to time to keep such registration current.

         (d) Expenses of Registration. All expenses incurred by or on behalf of Parent in connection with registrations, filings or qualifications pursuant to this Section 4.11, including without limitation all registration, filing and qualification fees, printers' and accounting fees, and fees and disbursements of counsel for Parent, shall be borne by Parent. In no event shall Parent be obligated to bear underwriting, brokerage or related fees, discounts or commissions or the fees or expenses of counsel to the Stockholders.

         (e) No Underwriting. In no event shall the Stockholders be obligated to enter into any underwriting arrangements. However, if Parent offers a Stockholder an opportunity to participate in an underwritten public offering and such Stockholder elects not to participate, such Stockholder's ability to sell any securities held by such Stockholder pursuant to the Registration Statement shall be suspended until the 60th day following the closing of such underwritten offering.

         (f) Indemnification. To the fullest extent permitted by law, Parent will indemnify and hold harmless the Stockholders, and each person, if any, who controls the Stockholders within the meaning of the Securities Act or the Exchange Act (for purposes of this Section 4.11 only, a "COMPANY INDEMNIFIED PERSON") against all actions, claims, losses, damages, liabilities and expenses to which they or any of them become subject under the Securities Act, the Exchange Act or under any other law and, except as hereinafter provided, will promptly reimburse as incurred the Company Indemnified Persons for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions, whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact in any registration statement and any prospectus filed pursuant to this Section 4.11 or any post-effective amendment thereto, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or any violation by Parent of any rule or regulation promulgated under the Securities Act or the Exchange Act applicable to Parent and relating to action or inaction required of Parent in connection with such registration; provided, however, that Parent shall not be liable to any such Company Indemnified Person in respect of any claims, losses, damages, liabilities and expenses resulting from any untrue statement or alleged untrue statement, or omission or alleged omission made in reliance upon and in conformity with information furnished to Parent by the Company Indemnified Person specifically for use in connection with such registration statement and prospectus or post-effective amendment. The indemnification provided in this Section 4.11(f) shall be in addition to the indemnification provided in Section 8.2 and shall not be subject to the limitations set forth in Section 8.5.

         (g) To the fullest extent permitted by law, the Stockholders will, severally and not jointly, indemnify Parent, and each person, if any, who controls Parent within the meaning of the Securities Act or the Exchange Act, (for purposes of this Section 4.11 only, a "PARENT INDEMNIFIED PERSON") against any actions, claims, losses, damages, liabilities and expenses to which they or any of them may become subject under the Securities Act, the Exchange Act or under any other law, and, except as hereinafter provided, will promptly reimburse such Parent Indemnified Person for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions, whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact in any registration statement and any prospectus filed pursuant to this
Section 4.11 or any post-effective amendment thereto, or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, which untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information furnished Parent by the Stockholders in writing specifically for use in connection with such registration statement, prospectus or post-effective amendment; provided, however, that the obligations of the Stockholders hereunder shall be limited to an amount equal to the net proceeds actually received by such Stockholders from the sale of such Stockholders' Parent Common Stock. The indemnification provided in this Section 4.11(g) shall be in addition to the indemnification provided in
Section 8.1 and shall not be subject to the limitations set forth in Section
8.5.

         (h) Each Company Indemnified Person or Parent Indemnified Person entitled to indemnification under this Section 4.11 (for the purposes of this Section 4.11, an "INDEMNIFIED PERSON") shall give notice to the party required to provide indemnification (the "INDEMNIFYING PERSON") promptly after such Indemnified Person has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Person to assume the defense of any such claim and any litigation resulting therefrom, provided that counsel for the Indemnifying Person who conducts the defense of such claim or any litigation resulting therefrom shall be approved by the Indemnified Person (whose approval shall not unreasonably be withheld), and the Indemnified Person may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Person to give notice as provided herein shall not relieve the Indemnifying Person of its obligations under this Section 4.11 except to the extent the Indemnifying Person is materially prejudiced thereby. No Indemnifying Person, in the defense of any such claim or litigation, shall (except with the consent of each Indemnified Person) consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to each Indemnified Person of a complete release from all liability in respect to such claim or litigation. Each Indemnified Person shall furnish such information regarding itself or the claim in question as an Indemnifying Person may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

         (i) To the extent that the indemnification provided for in this Section
4.11 is held by a court of competent jurisdiction to be unavailable to an Indemnified Person with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Person, in lieu of indemnifying such Indemnified Person hereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Person on the one hand and of the Indemnified Person on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Person and of the Indemnified Person shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Person or by the Indemnified Person and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

         (j) Notwithstanding anything in this Section 4.11 to the contrary, Parent's obligation to register shares held by a Stockholder is subject to such Stockholder's execution and delivery of an agreement substantially in the form of Exhibit C hereto (the "STOCKHOLDER AGREEMENT") at or before the Effective Time.


     SECTION 4.12 NO SOLICITATION OF OTHER PROPOSALS. From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it authorize or permit any of its stockholders, officers, directors, employees, representatives or agents (collectively, the "COMPANY REPRESENTATIVES") directly or indirectly, to (i) solicit, facilitate, initiate, entertain, encourage or take any action to solicit, facilitate, initiate, entertain or encourage, any inquiries or communications or the making of any proposal or offer that constitutes or may constitute an Acquisition Proposal (as defined herein) or (ii) participate or engage in any discussions or negotiations with, or provide any information to or take any other action with the intent to facilitate the efforts of, any person concerning any possible Acquisition Proposal or any inquiry or communication which might reasonably be expected to result in an Acquisition Proposal. For purposes of this Agreement, the term "ACQUISITION PROPOSAL" shall mean any inquiry, proposal or offer from any person (other than Parent, Merger Sub or any of their affiliates) relating to any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination or reorganization, involving the Company or the issuance or acquisition of shares of capital stock or other equity securities of the Company representing 50% or more of the outstanding capital stock or other securities of the Company or any tender or exchange offer that if consummated would result in any person, together with all Affiliates thereof, beneficially owning shares of capital stock or other equity securities of the Company representing 50% or more of the outstanding capital stock or other securities of the Company, or the sale, lease exchange, license (whether exclusive or not), or other disposition of any significant portion of the business or other assets of the Company, or any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated hereby or which would reasonably be expected to diminish significantly the benefits to Parent of the transactions contemplated hereby. The Company shall immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal. The Company will notify Parent promptly of the existence and material terms of any Acquisition Proposal.

     SECTION 4.13 CONDUCT OF BUSINESS BY PARENT. During the period from the date of this Agreement to the Effective Time of the Merger (except as otherwise expressly contemplated by the terms of this Agreement), and except as approved by the Company, which approval shall not be unreasonably withheld, Parent shall not:

         (a) (i) declare, set aside or pay any dividends on, or make any other distributions in respect of, Parent Common Stock, or (ii) combine or reclassify the Parent Common Stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of Parent Common Stock;

         (b) amend Parent's certificate of incorporation or bylaws in a manner that would be materially adverse to the holders of Parent Common Stock; or

         (c) authorize, or commit or agree to take, any of the foregoing actions.

     SECTION 4.14 FURTHER ASSURANCES. Each of the parties to this Agreement shall use commercially reasonable efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

     SECTION 4.15 BRIDGE FINANCING.

         In the event that the Closing does not occur prior to July 13, 2001, Parent shall provide to the Company bridge financing (the "BRIDGE FINANCING") to be funded on or before 5 p.m. (New York City time), July 13, 2001. The Bridge Financing shall include the following material items:

         (a) the amount of Bridge Financing required to be provided by the Parent shall not exceed $750,000 per month or $1 million in the aggregate;

         (b) the amount of any Bridge Financing provided by the Parent shall bear interest at the prime rate of The Chase Manhattan Bank in effect from time to time plus 5%; and

         (c) any Bridge Financing provided by the Parent shall be repaid in full upon the earlier to occur of (i) 30 days after the date on which such Bridge Financing was funded or (ii) termination of this Agreement pursuant to Article 6.

All other terms of any such Bridge Financing shall be as set forth in the documentation relating to the Bridge Financing.

     SECTION 4.16 NOTICE OF EXERCISE OF WARRANT. Contemporaneously with the execution of this Agreement, the Company shall give written notice to GE Capital Corporation of the Merger in accordance with the terms of such Company Warrant held by GE Capital Corporation.

     SECTION 4.17 AGREEMENT AND IRREVOCABLE PROXY. Contemporaneously with the execution of this Agreement, the Company shall cause the Stockholders listed in
Section 4.17 of the Company Disclosure Schedule to enter into an agreement and irrevocable proxy, which agreement and proxy shall become effective as of the date hereof, in the form attached hereto as Exhibit D.

                                    ARTICLE 5

                            CONDITIONS TO THE MERGER

     SECTION 5.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY TO EFFECT THE MERGER. The respective obligations of each party to this Agreement to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

         (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the holders of at least the requisite number of the shares of the Company's capital stock outstanding as of the record date set for the Company's stockholders meeting (or through action by written consent).

         (b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal. In the event an injunction or other order shall have been issued, each party agrees to use its reasonable efforts to have such injunction or other order lifted.

     SECTION 5.2 ADDITIONAL CONDITIONS TO OBLIGATIONS OF COMPANY. The obligations of the Company to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by the Company:

         (a) Representations, Warranties and Covenants. Except as disclosed in the Parent Disclosure Schedule dated the date of this Agreement, the representations and warranties made by Parent and Merger Sub in this Agreement shall be true and correct on and as of the Effective Time as though such representations and warranties were made at such time, except for (i) representations and warranties that expressly refer to another date, and (ii) changes expressly permitted or contemplated by the terms of this Agreement.

         (b) Performance. Parent and Merger Sub each shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by each of Parent and Merger Sub prior to and as of the Effective Time.

         (c) Officer's Certificate. Parent and Merger Sub shall have delivered to the Company a certificate, dated as of the Effective Time and executed by an officer of Parent and Merger Sub, respectively, certifying to the satisfaction of the conditions specified in Sections 5.2(a) and 5.2(b) hereof.

         (d) Secretary's Certificate. Each of Parent and Merger Sub shall have delivered to the Company a certificate dated as of the Effective Time and executed by the Secretary of Parent and Merger Sub, respectively, (i) attaching and certifying on behalf of Parent and Merger Sub, respectively, as complete and correct copies of (A) the certificate of incorporation and bylaws of Parent and Merger Sub, respectively, each as in effect as of the Effective Time, (B) the resolutions of the board of directors of Parent and Merger Sub, respectively, authorizing the execution, delivery and performance of this Agreement and any other document delivered in connection with the Closing and the consummation of the Merger and (C) any required approvals by the stockholders of Parent and Merger Sub, respectively, with respect to the Merger, the Merger Agreement and any other document delivered in connection with the Closing; and (ii) certifying on behalf of Parent and Merger Sub, respectively, the incumbency and genuineness of the signatures of each officer of Parent and Merger Sub, respectively, executing this Agreement and any other document delivered in connection with the Closing by Parent and Merger Sub, respectively.

         (e) Consents and Approvals. There shall have been obtained any and all permits, approvals and consents of all governmental authorities or third parties, in each case as described in Section 3.5 of this Agreement or as set forth in Section 3.5 of the Parent Disclosure Schedule, that reasonably may be deemed necessary for consummation of the Merger. The Company shall have been provided with executed copies of all such permits, approvals and consents.

     SECTION 5.3 ADDITIONAL CONDITIONS TO THE OBLIGATIONS OF PARENT AND MERGER SUB. The obligations of Parent and Merger Sub to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent:

         (a) Representations, Warranties and Covenants. Except as disclosed in the Company Disclosure Schedule dated the date of this Agreement, the representations and warranties made by the Company in this Agreement shall be true and correct on and as of the Effective Time as though such representations and warranties were made at such time, except for (i) representations and warranties that expressly refer to another date, and (ii) changes expressly permitted or contemplated by the terms of this Agreement.

         (b) Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by the Company prior to and as of the Effective Time.

         (c) Officer's Certificate. The Company shall have delivered to the Parent and Merger Sub a certificate, dated as of the Effective Time and executed by an officer of the Company, certifying to the satisfaction of the conditions specified in Sections 5.3(a) and 5.3(b) hereof.

         (d) Secretary's Certificate. The Company shall have delivered to Parent and Merger Sub a certificate dated as of the Effective Time and executed by the Secretary of the

Company (i) attaching and certifying on behalf of the Company as complete and correct copies of (A) the certificate of incorporation and bylaws of the Company, each as in effect as of the Effective Time, (B) the resolutions of the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and any other document delivered in connection with the Closing and the consummation of the Merger and (C) any required approvals by the stockholders of the Company with respect to the Merger, the Merger Agreement and any other document delivered in connection with the Closing; and (ii) certifying on behalf of the Company the incumbency and genuineness of the signatures of each officer of the Company executing this Agreement and any other document delivered in connection with the Closing by the Company.

         (e) Resignation of Directors. The directors of Company in office immediately prior to the Effective Time shall have resigned as directors of Company effective as of the Effective Time.

         (f) Indemnification Escrow Account. Upon Closing, 10% of the Purchase Price payable to the Stockholders shall be placed in an escrow account pursuant to an escrow agreement substantially in the form attached hereto as Exhibit E.

         (g) Employment Agreements. Each of Alan Main, Hartmuth Kolb and David Boulton shall have entered into an employment agreement with the Parent or the Surviving Corporation setting forth the position, title and salary previously agreed to by the parties thereto, which agreement shall be substantially in the form attached hereto AS Exhibit F, with such changes as are reasonably agreed to by the parties thereto in light of comparable positions in the industry, and shall become effective as of the Effective Time.

         (h) Dissenting Shares. The aggregate number of Dissenting Shares shall be less than 10% of the Company's outstanding Common Stock on a fully diluted, as converted basis.

         (i) Stockholder Agreements. Stockholder Agreements shall have been executed and delivered by Stockholders holding at least 90% of the Company's outstanding Common Stock on a fully diluted, as converted basis.

         (j) Consents and Approvals. There shall have been obtained any and all permits, approvals and consents of all governmental authorities or third parties, in each case as described in Section 2.7 of this Agreement or as set forth in Section 2.7 of the Company Disclosure Schedule that reasonably may be deemed to be necessary for the consummation of the Merger. Parent shall have been provided with executed copies of all such permits, approvals and consents.

         (k) ISRA. The Company shall have obtained and provided to Parent either: (1) a letter from the New Jersey Department of Environmental Protection stating that ISRA is not applicable to the transaction contemplated by this Agreement or approving an exemption under ISRA, or (2) an approved Negative Declaration (as defined by ISRA) or No Further Action Letter

(as defined by ISRA) with respect to each and every Industrial Establishment (as defined by ISRA) involved in the transaction contemplated by this Agreement.

                                    ARTICLE 6

                                   TERMINATION

     SECTION 6.1 TERMINATION. At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the Company's stockholders, this Agreement may be terminated:

         (a) by mutual consent duly authorized by the Board of Directors of Parent and the Company;

         (b) by either the Company or Parent if the Closing shall not have occurred on or before July 31, 2001 (the "TERMINATION DATE"); provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose failure to satisfy any obligation under this Agreement has to any extent been the cause of, or resulted in, the failure of the Closing to occur before the Termination Date; or

         (c) by either the Company or Parent in the event any court or governmental agency of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling or other action shall have become final and nonappealable; or

         (d) by either the Company or Parent if there has been a material breach of any representation, warranty, covenant or agreement on the part of the non-terminating party set forth in this Agreement, which breach has not been cured within thirty (30) business days following receipt by the non-terminating party of notice of such breach from the terminating party or assurance of such cure reasonably satisfactory to the terminating party shall not have been given by or on behalf of the non-terminating party within such thirty (30) business-day period.

     SECTION 6.2 PROCEDURE AND EFFECT OF TERMINATION. If the transactions contemplated by this Agreement are terminated as provided herein:

         (a) Each party will redeliver all documents, work papers and other material of the other party relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to the party furnishing the same;

         (b) All confidential information received by Parent and Merger Sub with respect to the business of the Company shall be treated in accordance with the provisions of the Confidentiality Agreement, dated as of May 11, 2001, between Parent and the Company and the Confidentiality Agreement dated as of June 4, 2001, between Parent and the Company (together, the "CONFIDENTIALITY AGREEMENT"), which shall survive the termination of this Agreement in accordance with its terms; and

         (c) No party to this Agreement will have any liability under this Agreement to the other except (i) with respect to the obligations set forth in Sections 4.5, 6.2(a), 6.2(b), 6.3 and 8.1, (ii) for any failure to perform or satisfy in all material respects all of the agreements and covenants to be performed hereunder at or prior to the Closing or the Effective Time, as applicable, (iii) as provided in the Confidentiality Agreement, (iv) in respect of fraud in connection with any representation or warranty under this Agreement and (v) any Bridge Financing previously provided by the Parent to the Company shall be repaid in accordance with, and otherwise governed by, the terms of the documentation relating to any such Bridge Financing.

     SECTION 6.3 TERMINATION FEE.

         (a) If either the Company, on the one hand, or Parent and Merger Sub, on the other hand, exercises its right to terminate the Agreement pursuant to
Section 6.1(d), the non-terminating party shall, no later than the second business day after the date of termination, pay to the terminating party a fee of $3,000,000 (the "BREAKUP FEE") to the account or accounts designated by the terminating party; provided, however, such Breakup Fee shall not be payable unless the terminating party, at the time of such termination, has (i) satisfied all of the conditions precedent to the non-terminating party's obligations set forth in Article V, (ii) complied with all of its agreements, obligations and covenants set forth in this Agreement, and (iii) is not in breach of any of its representations or warranties made pursuant to this Agreement. Such Breakup Fee is intended to constitute liquidated damages, and shall be the terminating party's sole and exclusive remedy, at law or in equity, for the non-terminating party's breach and/or failure to perform.

         (b) The Breakup Fee shall be paid in immediately available funds in accordance with Section 6.3(a). If not paid at such time, from the date such Breakup Fee is due hereunder until paid in full, the amount of the Breakup Fee shall bear interest at the prime rate of The Chase Manhattan Bank in effect from time to time. Parent shall also pay, together with the Breakup Fee and accrued interest, any costs of collection on the part of the Company. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 7

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     SECTION 7.1 REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY. The representations and warranties relating to the Company contained in Article 2 of this Agreement shall survive the Effective Time until the one-year anniversary of the Effective Time.

     SECTION 7.2 REPRESENTATIONS AND WARRANTIES OF THE PARENT AND MERGER SUB. The representations and warranties of Parent and Merger Sub contained in Article 3 of this Agreement shall survive the Effective Time until the one-year anniversary of the Effective Time.

     SECTION 7.3 LIMITATION OF RECOURSE. Except as set forth in Sections 4.11(f) and (g), following the one-year anniversary of the Effective Time, neither the Company nor the Company's stockholders, on the one hand, nor Parent and the Surviving Corporation, on the other hand, shall have any liability or obligation to indemnify or otherwise hold harmless the other parties (or any of their successors or permitted assigns) for any claim or any loss or liability arising from or in any way relating to this Agreement or any of the transactions contemplated hereby or any other transaction or event occurring on or prior to the Closing or the Effective Time (including, without limitation, any misrepresentation or inaccuracy in, or breach of, any representations or warranties other than the representations or warranties contained in Articles 2 and 3) or any breach or failure in performance prior to the Closing or the Effective Time of any covenants or agreements made by such party in this Agreement or in any exhibit or the Disclosure Schedule hereto or any certificate or instrument delivered hereunder. Without limiting the generality of the foregoing, in the absence of actual fraud, no party hereto nor any of their respective successors or permitted assigns shall be entitled to seek any rescission of the transactions consummated under this Agreement or other remedy at law or in equity.

     SECTION 7.4 ACKNOWLEDGMENT BY THE PARTIES. The Company, on the one hand, and Parent and the Surviving Corporation, on the other hand, understands that the representations and warranties of the other parties will not survive following the one-year anniversary of the Effective Time and constitute the sole and exclusive representations and warranties of the other parties in connection with the transactions contemplated hereby. Each party to this Agreement understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including, without limitation, any relating to the future or historical financial condition, results of operations, assets or liabilities of the) are specifically disclaimed by each other party.

                                   ARTICLE 8

                           ESCROW AND INDEMNIFICATION

     SECTION 8.1 INDEMNIFICATION BY THE STOCKHOLDERS. Subject to the limitations set forth in Section 8.5 herein, the Parent and its affiliates (including the Surviving Corporation) shall be entitled to be protected, defended, indemnified and held harmless, promptly upon demand at any time and from time to time out of the Escrow Fund, against any and all losses, liabilities, claims, actions, damages and expenses (including without limitation, reasonable attorneys' fees and disbursements) (collectively, "LOSSES"), arising out of or in connection with (i) any misrepresentation or breach of any representation or warranty made by the Company in this Agreement, (ii) any breach or non-fulfillment of any covenant or agreement made by the Company in this Agreement, (iii) any misrepresentation or breach of any representation or warranty made by a Stockholder in the Stockholder Agreement, or (iv) any breach or non-fulfillment of any covenant or agreement made by a Stockholder in the Stockholder Agreement. Nothing herein shall prevent or limit a Stockholder from seeking indemnification from a breaching Stockholder for the breaching Stockholder's pro rata share of the Escrow Fund.

     SECTION 8.2 INDEMNIFICATION BY PARENT. Parent shall indemnify, defend and hold harmless the Company (prior to Closing) and the Stockholders (following the Closing), promptly upon demand at any time and from time to time, against any and all Losses arising out of or in connection with any of the following: (i) any misrepresentation or breach of any representation or warranty made by Parent or Merger Sub in this Agreement or (ii) any breach or non-fulfillment of any covenant or agreement made by Parent or the Merger Sub in this Agreement.

     SECTION 8.3 ESCROW OF SHARES. At the Effective Time, 10% of the Parent Common Stock to be delivered to the Stockholders shall be registered in the name of and delivered to the federal banking institution selected by Parent to serve as escrow agent (the "ESCROW AGENT"), which institution shall be reasonably acceptable to the Company, such deposit to constitute the escrow fund (the "ESCROW FUND") and to be governed by the terms set forth herein and in the Escrow Agreement attached hereto as Exhibit E (the "INDEMNITY ESCROW AGREEMENT"). The Escrow Fund shall be held by the Escrow Agent for a period of one (1) year following the Effective Time and delivered by the Escrow Agent to the Stockholders entitled thereto, or to Parent and the Surviving Corporation, as appropriate, all as provided under the terms of the Indemnity Escrow Agreement.

     SECTION 8.4 APPOINTMENT OF REPRESENTATIVE. Michael Steinmetz, on behalf of MPM Asset Management, is hereby appointed as the representative (the "REPRESENTATIVE") of the Stockholders. The Representative is authorized to act on behalf of the Stockholders in all matters arising under this Agreement, the Stockholder Agreement and the Escrow Agreement. The Representative may be replaced by an affirmative vote of the Stockholders who, prior to the Effective Time, were the holders of a majority of the Shares. The Representative shall not be liable in his capacity as representative of the Stockholders and Parent shall indemnify Representative and hold such individual harmless from any liability, cost or expense, unless the Representative has acted with gross negligence or willful misconduct.

     SECTION 8.5 LIMITATIONS.

         (a) Except as set forth in Section 4.11(g), the Parent agrees that after the Effective Time the sole and exclusive remedy for all Losses under
Section 8.1 or otherwise in connection with this Agreement or the transactions contemplated hereby shall be to make one or more claims against the Escrow Fund.

         (b) The Stockholders, the Company and the Parent or any of its affiliates, shall not be entitled to indemnification for Losses arising out of matters referred to in this Article 8, unless it shall have given written notice to the indemnifying party, setting forth its claim for indemnification in reasonable detail, within the period from the Effective Time until the one-year anniversary of the Effective Time.

         (c) Anything in this Agreement to the contrary notwithstanding, no indemnification payment shall be made pursuant to this Article 8, whether from the Escrow Fund or otherwise, until the amounts which the indemnified party would otherwise be entitled to receive as indemnification under this Agreement aggregate at least $250,000, which shall be treated as a reduction of the indemnified party's damages.

         (d) An indemnified party shall promptly give written notice to the indemnifying party after the indemnified party has knowledge that any legal proceeding has been instituted or any claim has been asserted in respect of which indemnification may be sought under the provisions of this Article 8. If the indemnifying party, within thirty (30) days after the indemnified party has given such notice (or within such shorter period of time as an answer or other responsive motion may be required), shall have acknowledged in writing his or its obligation to indemnify, then the indemnifying party shall have the right to control the defense of such claim or proceeding, and the indemnifying party shall not settle or compromise such claim or proceeding without the written consent of the indemnified party. The indemnified party may in any event participate in any such defense with his or its own counsel and at his or its own expense.

         (e) The indemnified party shall be kept fully informed by the indemnifying party of such action, suit or proceeding at all stages thereof, whether or not he or it is represented by counsel. The indemnifying party shall, at the indemnifying party's expense, make available to the indemnified party and its attorneys and accountants all books and records of the indemnifying party relating to such action, suit or proceeding, and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

     SECTION 8.6 DISTRIBUTIONS; VOTING.

         (a) Any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) ("NEW SHARES") in respect of the shares of Parent Common Stock that have not been released from the Escrow Fund (the "ESCROW SHARES"), and any dividends declared and paid on the Escrow Shares ("NEW CASH") shall be added to the Escrow Fund and become a part thereof. When and if cash dividends on

Escrow Shares in the Escrow Fund shall be declared and paid, they shall be retained in escrow pending final distribution of the Escrow Fund and will not be immediately distributed to the beneficial owners of the Escrow Shares. Such New Cash consisting of dividends will become part of the Escrow Fund and will be available to satisfy Losses. The beneficial owners of the New Cash shall pay any taxes on any interest payable on such New Cash.

         (b) Each Stockholder shall have voting rights with respect to that number of Escrow Shares contributed to the Escrow Fund on behalf of such Stockholder (and on any voting securities added to the Escrow Fund in respect of such Escrow Shares) so long as such Escrow Shares or other voting securities are held in the Escrow Fund. As the record holder of such shares, the Escrow Agent shall vote such shares in accordance with the instructions of the solicitation materials to such Stockholders.

                                    ARTICLE 9

                                  MISCELLANEOUS

     SECTION 9.1 FEES AND EXPENSES. Except as otherwise provided in this Agreement, all fees and expenses incurred in connection with the sale of the Company, including without limitation this Agreement and the transactions contemplated hereby, shall be paid by the party incurring such expenses, except that in the event the Merger is consummated, Parent shall be responsible for the first $1,000,000 of the aggregate amount of all legal, investment banking, financial advisory, accounting and other fees and expenses of the Company (which shall in any event be presented by the Company for payment one day prior to the Closing Date with respect to the transactions contemplated by this Agreement (including any governmental filings)) and the Stockholders, jointly and severally (and not Parent or the Company), shall be responsible for all other of such legal, investment banking, financial advisory, accounting and other fees and expenses of the Company or the Stockholders (the "EXCESS EXPENSES"). Parent shall be entitled to reimbursement for Excess Expenses, if any, in the form of disbursements from the Escrow Fund.

     SECTION 9.2 GOVERNING LAW. This Agreement shall be construed under and governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely within such state.

     SECTION 9.3 AMENDMENT. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     SECTION 9.4 ASSIGNMENT. Except as otherwise expressly permitted under this Agreement, no party hereunder shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the other parties hereto. Nothing in this Agreement is intended or shall be construed to confer upon any person other than the parties hereto and their respective permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof.

     SECTION 9.5 WAIVER. Any of the terms or conditions of this Agreement that may be lawfully waived may be waived in writing at any time by the party that is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

     SECTION 9.6 NOTICES. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (a) personally delivered,
(b) mailed by registered or certified first-class mail, prepaid with return receipt requested, (c) sent by a nationally recognized overnight courier service, to the recipient at the address below indicated or (d) delivered by facsimile which is confirmed in writing by sending a copy of such facsimile to the recipient thereof pursuant to clause (a) or (c) above:

                   If to Parent/Merger Sub:

                   Lexicon Genetics Incorporated
                   4000 Research Forest Drive
                   The Woodlands, TX 77381
                   Attn: Dr. Arthur T. Sands, President and CEO
                   Telefax: 281-863-8088

                   with a copy to:

                   Lexicon Genetics Incorporated
                   4000 Research Forest Drive
                   The Woodlands, TX 77381
                   Attn: Jeff Wade

                   and a copy to:

                   Vinson & Elkins L.L.P.
                   1001 Fannin, Suite 2700
                   Houston, Texas  77002
                   Attention: David Oelman

                   If to the Company:

                   Coelacanth Corporation
                   279 Princeton-Hightstown Road
                   East Windsor, NJ  08520
                   Attention:  Alan Main
                   with a copy to:

                   Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center
                   Boston, MA  02111
                   Attention:  Jonathan Kravetz, Esq.

or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

Except as otherwise provided herein, any notice under this Agreement will be deemed to have been given (x) on the date such notice is personally delivered or delivered by facsimile, (y) four days after the date of mailing if sent by certified or registered mail or (z) the next succeeding business day after the date such notice is delivered to the overnight courier service if sent by overnight courier; provided that in each case notices received after 4:00 p.m. (local time of the recipient) shall be deemed to have been duly given on the next business day.

     SECTION 9.7 COMPLETE AGREEMENT. This Agreement, the Confidentiality Agreement and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     SECTION 9.8 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     SECTION 9.9 HEADINGS. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.10 CONSTRUCTION. This Agreement has been negotiated by the Company and Parent and their respective legal counsel, and legal and equitable principles that might require the construction of this Agreement against the party drafting this Agreement shall not apply in any construction or interpretation of this Agreement.

     SECTION 9.11 SEVERABILITY. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

     SECTION 9.12 THIRD PARTIES. Except as expressly set forth in Sections 1.6, 1.7, 1.8, 4.6, 4.7, 4.11 and 9.1 and in Article 8, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person or corporation, other than the parties hereto and their permitted successors or assigns, any rights or remedies under or by reason of this Agreement.

     SECTION 9.13 CONSENT TO JURISDICTION AND SERVICE OF PROCESS. THE PARTIES HERETO HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE AREA ENCOMPASSED BY THE STATE OF DELAWARE AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. THE PARTIES HERETO EACH ACCEPT FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVE ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. THE PARTIES HERETO EACH DESIGNATE CT CORPORATION SYSTEM, INC. AND SUCH OTHER PERSONS AS MAY HEREINAFTER BE SELECTED BY SELLERS WHO IRREVOCABLY AGREE IN WRITING TO SO SERVE AS AGENT TO RECEIVE ALL PROCESS IN ANY SUCH PROCEEDINGS IN ANY COURT PROCEEDING, SUCH SERVICE BEING HEREBY ACKNOWLEDGED BY THE PARTIES HERETO TO BE EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT. A COPY OF ANY SUCH PROCESS SO SERVED SHALL BE MAILED BY REGISTERED MAIL TO THE PARTIES HERETO, AS PROVIDED HEREIN, EXCEPT THAT UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS.

     SECTION 9.14 WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE PARTIES HERETO ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL

APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

                             LEXICON GENETICS INCORPORATED

                             By: /s/  ARTHUR T. SANDS
                                 ----------------------------------------------
                                 Name: Arthur T. Sands, M.D., Ph.D.
                                 Title: President and Chief Executive Officer


                             ANGLER ACQUISITION CORP.

                             By: /s/  ARTHUR T. SANDS
                                 ----------------------------------------------
                                 Name: Arthur T. Sands, M.D., Ph.D.
                                 Title: President and Chief Executive Officer

                             COELACANTH CORPORATION

                             By: /s/  ALAN MAIN
                                 ----------------------------------------------
                                 Name: Alan Main, Ph.D.
                                 Title: President and Chief Executive Officer

                                    EXHIBIT A

                                     FORM OF
                              CERTIFICATE OF MERGER
                                       OF
                            ANGLER ACQUISITION CORP.
                            (A DELAWARE CORPORATION)
                                  WITH AND INTO
                             COELACANTH CORPORATION
                            (A DELAWARE CORPORATION)

                     Pursuant to Section 252 of the General
                    Corporation Law of the State of Delaware

         The undersigned corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL") DOES HEREBY
CERTIFY:

         FIRST: The name and state of incorporation of each of the constituent corporations to the merger (the "Merger") are as follows:

              Name                                        State
              ----                                        -----
              Angler Acquisition Corp.                    Delaware
              Coelacanth Corporation                      Delaware

         SECOND: That an Agreement and Plan of Merger (the "Merger Agreement"), dated as of June ___, 2001, between Lexicon Genetics Incorporated, a Delaware corporation, Angler Acquisition Corp., a Delaware corporation, and Coelacanth Corporation, a Delaware corporation, has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 252 of the DGCL.

         THIRD: That the name of the corporation surviving the Merger is "Coelacanth Corporation," a Delaware corporation (the "Surviving Corporation").

         FOURTH: That the text of the Certificate of Incorporation of Coelacanth Corporation shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and applicable law.

         FIFTH: That the executed Merger Agreement is on file at an office of the Surviving Corporation, the address of which is 4000 Research Forest Drive, The Woodlands, Texas 77381.

         SIXTH: That a copy of the Merger Agreement will be furnished by the Surviving Corporation, upon request and without cost, to any stockholder of either constituent corporation.

         SEVENTH: That this Certificate of Merger, and the Merger provided for herein, shall become effective at the time this Certificate of Merger is filed with the Delaware Secretary of State.

         IN WITNESS WHEREOF, Coelacanth Corporation has caused this Certificate of Merger to be executed this ____ day of _________, 2001.

                                          COELACANTH CORPORATION

                                          By:
                                             -----------------------------------
                                          Name:
                                          Title:

                                    EXHIBIT B

The Purchase Price for the shares of capital stock of the Company is based on the Average Closing Price of a share of Parent Common Stock. The Average Closing Price is subject to a Collar that sets a maximum possible Average Closing Price of $13.30 and a minimum possible Average Closing Price of $8.87. The amount of the Average Closing Price determines the number of shares of Parent Common Stock allocable to the holders of capital stock of the Company. If the Average Closing Price is within the Collar, the implied deal value will be $32,000,000, as set forth in the "Within Collar" column. If the Average Closing Price is below the Collar, the Average Closing Price will be deemed to be $8.87, but the implied transaction value may be less than $32,000,000, as set forth in the "Below Collar" columns. If the Average Closing Price is above the collar, the Average Closing Price will be deemed to be $13.30, but the implied transaction value may be greater than $32,000,000, as set forth in the "Above Collar" columns. The actual amount of the Average Closing Price, and the resulting allocation of shares of Parent Common Stock, may impact the Company stockholders' decision to convert their shares to Company common stock prior to the Effective Time of the Merger.

Attached hereto are hypothetical examples of the allocation of the Purchase Price based on assumed Average Closing Prices as of July 15, 2001, which examples are intended to assist the Company stockholders in understanding the Purchase Price allocation under the Merger Agreement.

For the purposes of this Exhibit B, the following terms shall have the following meanings:

"Average Closing Price" means the average closing price of Parent Common Stock on the Nasdaq National Market for the 30 calendar days ending on the third calendar day prior to the Closing Date, provided, however, if such price is equal to or greater than $13.30, the Average Closing Price shall be deemed to be $13.30 and if the Average Closing Price is less than or equal to $8.87, the Average Closing Price shall be deemed to be $8.87. The range of $13.30 to $8.87 is sometimes referred to in this Exhibit B as the "Collar".

"Merger Consideration" means the total number of shares of Parent Common Stock to be delivered, whether delivered or held back, at the Effective Time, which is equal to (i) such number of shares of Parent Common Stock obtained by dividing
(A) $32,000,000 by (B) the Average Closing Price, if the Average Closing Price is within the Collar, (ii) 2,406,305 shares of Parent Common Stock if the Average Closing Price is equal to or greater than $13.30 or (iii) 3,609,457 shares if the Average Closing Price is equal to or less than $8.87.

"Series A Liquidation Amount" means $2,419,887, which is the value of the Merger Consideration which would be allocated to the holders of the Company's Series A Preferred Stock, as a group, under the terms of the Amended and Restated Certificate of Incorporation of the Company (the "CHARTER") assuming none of the holders of the Company's Series A Preferred elected to convert their shares of Series A Preferred Stock to Common Stock prior to the Effective Time. This represents such number of shares of Parent Common Stock as is obtained by dividing $2,419,887 by the Average Closing Price.

"Series B Liquidation Amount" means $5,500,000, which is the value of the Merger Consideration which would be allocated to the holders of the Company's Series B Preferred Stock, as a group, under the terms of the Charter assuming none of the holders of Series B Preferred Stock elected to convert their shares of Series B Preferred Stock into Common Stock prior to the Effective Time. This represents such number of shares of Parent Common Stock as is obtained by dividing $5,500,000 by the Average Closing Price.

"Series C Liquidation Amount" means the value obtained by (i) multiplying the number of outstanding shares of Series C Preferred Stock at the Effective Time by $0.76, plus (ii) any and all accumulated and unpaid dividends since the date of issuance of the Series C Preferred Stock at a quarterly dividend rate of 1.8%, subject to proration for partial quarters on the basis of a 90-day quarter and accumulating and compounding quarterly on the last day of March, June, September and December of each year (together with (i), the ("SERIES C BASE LIQUIDATION AMOUNT"), plus (iii) its respective portion of the Surplus Amount (treating the Series C Preferred Stock as if it had been converted into Common Stock at the Effective Time, as set forth in the Charter).

"Series D Liquidation Amount" means the value obtained by (i) multiplying the number of outstanding shares of Series D Preferred Stock at the Effective Time by $0.95, plus (ii) any and all accumulated and unpaid dividends since the date of issuance of the Series D Preferred Stock at a quarterly dividend rate of 1.8%, subject to proration for partial quarters on the basis of a 90-day quarter and accumulating and compounding quarterly at a preference amount of $1.045, on the last day of March, June, September and December of each year (together with (i), the "SERIES D BASE LIQUIDATION AMOUNT"), plus (iii) its respective portion of the Surplus Amount (treating the Series D Preferred Stock as if it had been converted into Common Stock at the Effective Time, as set forth in the Charter).

"Surplus Amount" means the value obtained by subtracting the sum of the Series D Base Liquidation Amount, the Series C Base Liquidation Amount, the Series B Liquidation Amount, and the Series A Liquidation Amount from the Merger Consideration, which net amount represents such number of shares of Parent Common Stock as is obtained by dividing the Surplus Amount by the Average Closing Price.

Based on the assumptions set forth above, assuming an Average Closing Price within the Collar, the Purchase Price would be allocated among the holders of the Company's capital stock as follows (this is as set forth on the attached chart under the heading "WITHIN COLLAR"):

(i) each issued and outstanding share of the Company's Series D Preferred Stock and each issued and outstanding share of the Company's Series C Preferred Stock, respectively, would be converted into the right to receive its respective portion of the Series D Liquidation Amount and the Series C Liquidation Amount, respectively; and

(ii) each issued and outstanding share of the Company's Series B Preferred Stock and each issued and outstanding share of the Company's Series A Preferred Stock, respectively, would be converted into the right to receive its respective portion of the Series B Liquidation Amount and the Series A Liquidation Amount, respectively; and

(iii) each issued and outstanding share of Common Stock would be converted into the right to receive its respective portion of the Surplus Amount.

5 Day Average Closing Price       $      11.08
20% Above                         $      13.30
20% Below                         $       8.87

Max. # of Shares                     3,609,457
Min. # of Shares                     2,406,305

                                                   Below Collar                       Within Collar         Above Collar
                                                    Series D
                                                  Trigger Price
Average Closing Price             $     6.9263   $      7.0889  $     7.2033         $ 8.87 - $13.30        $    14.1296

                                                                                     Floats Between
# of Shares Issued                   3,609,457       3,609,457     3,609,457          Min. and Max.            2,406,305
IMPLIED DEAL VALUES               $ 25,000,000   $  25,586,958  $ 26,000,000         $    32,000,000        $ 34,000,000

Series D Redeemable                  5,861,688       5,361,688     5,361,688               5,361,688           5,361,688
Series D Participation                      --         500,000       618,283               2,336,496           2,909,234
                                    ----------      ----------    ----------              ----------          ----------
Series D Total                       5,861,688       5,861,688     5,979,970               7,698,184           8,270,922

Series C Redeemable                 10,559,383      10,559,383    10,559,383              10,559,383          10,559,383
Series C Participation                 595,145       1,125,195     1,391,376               5,258,023           6,546,905
                                    ----------      ----------    ----------              ----------          ----------
Series C Total                      11,154,528      11,684,577    11,950,758              15,817,405          17,106,288

Series B                             5,500,000       5,500,000     5,500,000               5,500,000           5,500,000

Series A                             2,419,887       2,419,887     2,419,887               2,419,887           2,419,887

Common                                  63,897         120,806       149,384                 564,524             702,904

Per Share Distribution            $    0.05025   $     0.09500  $    0.11747         $       0.44393        $    0.55275



                                                                     Above Collar
                                         Series A                                              Series B
                                      Trigger Price                                         Trigger Price
Average Closing Price                 $    14.5362        $    14.5451   $    27.4280       $    27.4967        $    27.8435


# of Shares Issued                       2,406,305           2,406,305      2,406,305          2,406,305           2,406,305
IMPLIED DEAL VALUES                   $ 34,978,598        $ 35,000,000   $ 66,000,000       $ 66,165,385        $ 67,000,000

Series D Redeemable                      5,361,688           5,361,688      5,361,688          5,361,688           5,361,688
Series D Participation                   3,189,474           3,194,509     10,487,408         10,526,316          10,701,170
                                        ----------          ----------     ----------         ----------          ----------
Series D Total                           8,551,162           8,556,197     15,849,096         15,888,004          16,062,858

Series C Redeemable                     10,559,383          10,559,383     10,559,383         10,559,383          10,559,383
Series C Participation                   7,177,554           7,188,884     23,600,739         23,688,296          24,081,785
                                        ----------          ----------     ----------         ----------          ----------
Series C Total                          17,736,936          17,748,267     34,160,121         34,247,679          34,641,168

Series B                                 5,500,000           5,500,000      5,500,000          5,500,000           5,591,361

Series A                                 2,419,887           2,423,707      7,956,907          7,986,426           8,119,090

Common                                     770,613             771,829      2,533,875          2,543,276           2,585,523

Per Share Distribution                $    0.60600        $    0.60696   $    1.99261       $    2.00000        $    2.03322

                                    EXHIBIT C

                          FORM OF STOCKHOLDER AGREEMENT

         This Stockholder Agreement is made and entered into as of this ____ day of ______________, 2001 by and among the undersigned stockholder (the "Stockholder") of Coelacanth Corporation, a Delaware corporation (the "Company"), Lexicon Genetics Incorporated, a Delaware corporation (the "Parent") and Angler Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Parent (the "Merger Sub"). This Agreement is being delivered pursuant to Sections 4.11 and 5.3(h) of the Agreement and Plan of Merger dated as of June __, 2001 (the "Merger Agreement") by and among the Parent, the Merger Sub and the Company. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

         WHEREAS, the Merger Agreement provides that it is a condition to the obligations of the Parent and the Merger Sub to consummate and effect the Merger Agreement and the transactions contemplated thereby that stockholders of the Company holding at least 90% of the Company's outstanding common stock, $.0001 par value per share (the "Common Stock"), on a fully diluted, as-converted basis, shall have executed and delivered this Agreement;

         WHEREAS, the Parent and the Merger Sub would not consummate and effect the transactions contemplated by the Merger Agreement if such condition were not satisfied;

         WHEREAS, the Stockholder expects to derive a significant benefit from the consummation of the transactions contemplated by the Merger Agreement; and

         WHEREAS, the Stockholder desires to execute and deliver this Agreement as an inducement to the Parent and the Merger Sub to consummate and effect the transactions contemplated by the Merger.

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the Stockholder hereby represents and warrants to and agrees with the Parent and the Merger Sub as follows:

         1. Stockholder's Title and Authority. The Stockholder hereby represents and warrants to the Parent and the Merger Sub that (a) the Stockholder has duly authorized, executed and delivered this Agreement and this Agreement constitutes a valid and binding agreement and neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will constitute a violation of, a default under, or conflict with any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound; (b) consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of law applicable to the Stockholder; (c) the shares of capital stock of the Company and options and warrants to acquire capital stock of the Company as set forth on the signature page hereto (the "Shares") and the certificates or other instruments representing same are now and, at the Closing, will be, held by the Stockholder or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements or any other encumbrances whatsoever ("Encumbrances") with respect to the ownership or voting of the Shares or otherwise, other than Encumbrances created by or arising pursuant to the Agreement and Irrevocable Proxy previously executed by the Stockholder, if so executed by the Stockholder, and there are no outstanding options, warrants or rights to purchase or acquire, or proxies, powers-of-attorney, voting agreements, trust agreements or other agreements relating to, the Shares other than such Agreement and Irrevocable Proxy; (d) such Shares constitute all of the securities of the Company owned beneficially or of record by the Stockholder on the date hereof and as will be so owned on the Closing Date; and (e) the Stockholder has the present power and right to vote all of the Shares (other than options and warrants) that are entitled to vote.

         2. Stockholders' Representative. The Stockholder hereby irrevocably ratifies and agrees to the appointment of Michael Steinmetz, on behalf of MPM Asset Management, as the representative (the "Representative") of the stockholders of the Company (provided that the Representative may be replaced in accordance with Section 8.4 of the Merger Agreement) for the purpose of administering the Merger Agreement on behalf of the Stockholder, to the extent set forth in the Merger Agreement and the Indemnity Escrow Agreement, including without limitation, signing the Indemnity Escrow Agreement, performing the functions and acts of the Representative thereunder, delivering appropriate instructions and executing any documents or agreements necessary or desirable for carrying out the functions of the Representative thereunder and otherwise administering the indemnification and escrow distribution provisions set forth in Article 8 of the Merger Agreement. The Stockholder agrees that the Parent and the Surviving Corporation shall be entitled to deal exclusively with the Representative and that the Representative shall have the authority to bind the Stockholder with respect to all such matters arising under the Merger Agreement and the Escrow Agreement.

         3. Registration Rights. The Stockholder has reviewed, and hereby understands, acknowledges and agrees to, the provisions relating to registration set forth in Section 4.11 of the Merger Agreement and further agrees to provide timely to the Representative the information relating to the Stockholder required by Section 4.11(c) of the Merger Agreement. The Stockholder has reviewed, and hereby acknowledges and agrees to be bound by and in accordance with, the indemnification provisions and procedures set forth in Sections 4.11(g) and (h), respectively, of the Merger Agreement.

         4. Investment Intent. The Stockholder hereby represents and warrants to each of the Parent and Merger Sub as follows: (i) the Stockholder is acquiring the shares of Parent Common Stock to be issued pursuant to the Merger Agreement and the Merger to such Stockholder solely for such Stockholder's account, for investment purposes only and with no current intention or plan to distribute, sell or otherwise dispose of any of those shares in connection with any distribution in violation of the securities laws; (ii) the Stockholder is not a party to any agreement or other arrangement for the disposition of any shares of Parent Common Stock; (iii) the Stockholder is an "accredited investor" as defined in Rule 501(a) under the Securities Act of 1933, as amended (the "Securities Act"); (iv) the Stockholder (A) is able to bear the economic risk of an investment in the Parent Common Stock acquired pursuant to the Merger Agreement and the Merger, (B) can afford to sustain a total loss of that investment, (C) has such knowledge and experience in financial and business matters, and such past participation in investments, that he is capable of evaluating the merits and risks of the proposed investment in the Parent Common Stock, (D) has received and reviewed copies of the Merger Agreement, the Parent SEC Reports and the Company's unaudited consolidated balance sheet dated April 30, 2001 and the Company's unaudited consolidated statement of operations for the 10-month period ending on April 30, 2001; and (v) the Stockholder, if a corporation, partnership, trust or other entity, acknowledges that it was not formed for the specific purpose of acquiring the Parent Common Stock. Without limiting any of the foregoing, the Stockholder acknowledges that the shares of Parent Common Stock to be delivered to such Stockholder pursuant to the Merger Agreement and the Merger have not been registered under the Securities Act or qualified under applicable blue sky laws, and the Stockholder agrees not to dispose of any portion of Parent Common Stock unless either (x) a registration statement under the Securities Act is in effect as to the applicable shares and the disposition is made in accordance with that registration statement, or (y) an exemption from the registration requirements of the Securities Act is available with respect to the applicable shares and the disposition is made in accordance with that exemption; and, in the case of either (x) or (y), the disposition is made in accordance with the provisions of Sections 6 and 7 of this Agreement.

         5. Receipt and Release. As of the Closing and upon distribution of the Purchase Price in accordance with the Merger Agreement, the Stockholder acknowledges, confirms and agrees that the shares of Parent Common Stock allocated to such Stockholder, and issued to such Stockholder or to the Representative on behalf of such Stockholder, at the Effective Time pursuant to the Merger and the Merger Agreement constitute in full such Stockholder's proportionate share of the Purchase Price determined in accordance with Section
1.6 of the Merger Agreement and to which such Stockholder is entitled pursuant to the Merger Agreement. The Stockholder hereby remits, releases, acquits and forever discharges the Company, the Surviving Corporation and the Parent of and from any Claims (as defined below) relating to the sufficiency or amount of consideration allocated to and received by such Stockholder (or by the Representative on behalf of such Stockholder) at the Effective Time pursuant to the Merger Agreement and the Merger.

         AS OF THE CLOSING, THE STOCKHOLDER DOES HEREBY FOR THE STOCKHOLDER AND ANY OF THE STOCKHOLDER'S HEIRS, EXECUTORS, ADMINISTRATORS AND LEGAL REPRESENTATIVES REMISE, RELEASE, ACQUIT AND FOREVER DISCHARGE THE COMPANY (AND, AS OF THE EFFECTIVE TIME, THE SURVIVING CORPORATION) OF AND FROM ANY AND ALL CLAIMS, DEMANDS, LIABILITIES, RESPONSIBILITIES, DISPUTES, CAUSES OF ACTION AND OBLIGATIONS (COLLECTIVELY "CLAIMS") OF EVERY NATURE WHATSOEVER, LIQUIDATED OR UNLIQUIDATED, KNOWN OR UNKNOWN, MATURED OR UNMATURED, FIXED OR CONTINGENT, WHICH SUCH STOCKHOLDER NOW HAS, OWNS OR HOLDS OR HAS AT ANY TIME PREVIOUSLY HAD, OWNED OR HELD AGAINST THE COMPANY INCLUDING, WITHOUT LIMITATION, ANY AND ALL CLAIMS ARISING OUT OF THE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL ACTS OF THE COMPANY AND ITS EMPLOYEES AND AGENTS, WHETHER ANY SUCH CLAIM EXISTS AS OF THE CLOSING OR RELATES TO ANY MATTER THAT OCCURRED ON OR PRIOR TO THE CLOSING; PROVIDED, HOWEVER, THAT, EXCEPT AS SET FORTH IN THE PRECEDING PARAGRAPH, ANY CLAIM THAT MAY ARISE IN CONNECTION WITH THE FAILURE OF ANY OF THE PARTIES HERETO TO PERFORM ANY OF THEIR OBLIGATIONS HEREUNDER OR UNDER THE MERGER AGREEMENT OR UNDER ANY OTHER AGREEMENT RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE MERGER AGREEMENT OR FROM ANY BREACHES BY ANY SUCH PARTY OF ANY OF SUCH PARTY'S

REPRESENTATIONS OR WARRANTIES HEREIN OR IN ANY OTHER AGREEMENT RELATING TO THE TRANSACTIONS CONTEMPLATED HEREBY OR BY THE MERGER AGREEMENT SHALL NOT BE REMISED, RELEASED, ACQUITTED OR DISCHARGED PURSUANT TO THIS AGREEMENT.

         THE STOCKHOLDER HEREBY REPRESENTS AND WARRANTS THAT THE STOCKHOLDER HAS NOT PREVIOUSLY ASSIGNED OR TRANSFERRED, OR PURPORTED TO ASSIGN OR TRANSFER, TO ANY PERSON ALL OR ANY PART OF ANY SUCH CLAIMS. THE STOCKHOLDER COVENANTS AND AGREES NOT TO ASSIGN OR TRANSFER TO ANY PERSON ALL OR ANY PART OF ANY SUCH CLAIMS. THE STOCKHOLDER REPRESENTS AND WARRANTS THAT THE STOCKHOLDER HAS READ AND UNDERSTANDS ALL OF THE PROVISIONS OF THIS SECTION 5 AND THAT THE STOCKHOLDER HAS BEEN REPRESENTED BY LEGAL COUNSEL OF HIS OWN CHOOSING IN CONNECTION WITH THE NEGOTIATION, EXECUTION AND DELIVERY OF THIS AGREEMENT.

         6. Certain Prohibited Transactions. The Stockholder hereby agrees that, except with the prior written consent of Parent, the Stockholder will not sell, offer to sell, solicit offers to buy, dispose of, loan, pledge or grant any right with respect to any Parent Common Stock issued to the Stockholder pursuant to the Merger Agreement and the Merger (collectively, a "Disposition"), or engage in any hedging or other transaction which is designed to or could reasonably be expected to lead to or result in a Disposition of any such Parent Common Stock by such Stockholder or any other person or entity. Such prohibited hedging or other transaction shall include, without limitation, effecting any short sale or having in effect any short position (whether or not such sale or position is against the box and regardless of when such position was entered into) or making any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any such Parent Common Stock or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from Parent Common Stock.

         7. Restrictions on Sale of Parent Company Stock. The restrictions described in Section 6 above will lapse as follows: (i) on the earlier to occur of (A) the effective date of the Registration Statement or (B) the 90th day after the Closing Date, with respect to 50% of the Parent Common Stock received by the Stockholder pursuant to the Merger Agreement and the Merger, (ii) on the 180th day after the Closing Date with respect to 20% of such Parent Company Stock, (iii) on the 270th day after the Closing Date with respect to 20% of such Parent Company Stock and (iv) on the first anniversary of the Closing Date with respect to the remainder of such Parent Common Stock, which remainder shall be the Parent Common Stock held in escrow pursuant to the Indemnity Escrow Agreement.

         8. Escrow. The Stockholder hereby acknowledges that the Stockholder has reviewed Section 9.1 of the Merger Agreement, and agrees that Parent is entitled to deduct from the Escrow Fund amounts equal to the Excess Expenses. The Stockholder has reviewed and understands the indemnification provisions in Articles 7 and 8 of the Merger Agreement and hereby agrees that the Escrow Fund shall be available to satisfy such matters for which the Escrow Fund is available under the terms of the Merger Agreement, subject to the limitations and procedures set forth in Articles 7 and 8 of the Merger Agreement. The provisions of Articles 7 and 8 of the Merger Agreement shall apply mutatis mutandis to any such misrepresentation or breach by the Stockholder.

         9. Notices. Any notice, demand, or communication required or permitted to be given by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes if (a) personally delivered, (b) mailed by registered or certified first-class mail, prepaid with return receipt requested, (c) sent by a nationally recognized overnight courier service, to the recipient at the address below indicated or (d) delivered by facsimile which is confirmed in writing by sending a copy of such facsimile to the recipient thereof pursuant to clause (a) or (c) above:

                           If to Parent/Merger Sub:

                           Lexicon Genetics Incorporated
                           4000 Research Forest Drive
                           The Woodlands, TX 77381
                           Attn:  Dr. Arthur T. Sands, President and CEO
                           Telefax:  281-863-8088

                           with a copy to:

                           Vinson & Elkins, L.L.P.
                           1001 Fannin, Suite 2300
                           Houston, Texas 77002
                           Attention:  David Oelman
                           Telefax:  (713) 615-5861

                           If to the Stockholder:

                           -------------------------------------

                           -------------------------------------

                           -------------------------------------

                           -------------------------------------

                           with a copy to:

                           -------------------------------------

                           -------------------------------------

                           -------------------------------------

                           -------------------------------------

                           with a copy to:

                           Mintz Levin Cohn Ferris Glovsky and Popeo PC
                           One Financial Center
                           Boston, MA 02111
                           Attn:  Jonathan Kravetz
                           Telefax:  ____________
or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

         Except as otherwise provided herein, any notice under this Agreement will be deemed to have been given (x) on the date such notice is personally delivered or delivered by facsimile, (y) four days after the date of mailing if sent by certified or registered mail or (z) the next succeeding business day after the date such notice is delivered to the overnight courier service if sent by overnight courier; provided that in each case notices received after 4:00 p.m. (local time of the recipient) shall be deemed to have been duly given on the next business day.

         10. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         11. Governing Law. This Agreement shall be construed under and governed by the laws of the State of Delaware applicable to contracts made and to be performed entirely within such state without giving effect to the provisions thereof relating to conflicts of law.

         12. Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

         13. Binding Effect; Assignment. The terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the successors and permitted assigns of the parties hereto. No party hereunder shall have the right to assign its rights hereunder or any interest herein without the prior consent of the other parties hereto. Nothing in this Agreement is intended or shall be construed to confer upon any person other than the parties hereto and their respective permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof.

         14. Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         15. Construction. This Agreement has been negotiated by the Stockholder and the Parent and their respective legal counsel, and legal and equitable principles that might require the construction of this Agreement against the party drafting this Agreement shall not apply in any construction or interpretation of this Agreement.

         16. Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

         17. Further Assurances. The Stockholder will, upon request, execute and deliver any additional documents and take such further actions as may reasonably be necessary or desirable to carry out the provisions hereof.

         IN WITNESS WHEREOF, the parties hereto have executed this Stockholder Agreement as of this _____ day of __________, 2001.


                                 -----------------------------------------------
                                 Signature of Stockholder


                                 -----------------------------------------------
                                 Name of Stockholder

                                 Shares Owned:

                                 ___________ shares of Common Stock
                                 ___________ shares of Series A Preferred Stock
                                 ___________ shares of Series B Preferred Stock
                                 ___________ shares of Series C Preferred Stock
                                 ___________ shares of Series D Preferred Stock


                                 Options and Warrants Owned:

                                 Options to purchase ______________ shares of Common Stock

                                 Warrants to purchase _____________ shares of Common Stock

Agreed and Accepted:

LEXICON GENETICS INCORPORATED


By:
     --------------------------------------
Name:
      -------------------------------------
Title:
      -------------------------------------

ANGLER ACQUISITION CORP.


By:
     --------------------------------------
Name:
      -------------------------------------
Title:
      -------------------------------------

                                    EXHIBIT D

                                     FORM OF
                         AGREEMENT AND IRREVOCABLE PROXY

         This Agreement and Irrevocable Proxy, dated as of June 12, 2001 (the "Agreement"), is by and between Lexicon Genetics Incorporated, a Delaware corporation ("Lexicon"), and the undersigned stockholder (the "Stockholder") of Coelacanth Corporation, a Delaware corporation ("Coelacanth").

                                    RECITALS:

         WHEREAS, Lexicon, Angler Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Lexicon ("Merger Sub"), and Coelacanth propose to enter into an Agreement and Plan of Merger in the form attached hereto as Exhibit A (the "Merger Agreement"), providing, among other things, for the merger of Merger Sub with and into Coelacanth (the "Merger") in accordance with the terms and provisions of, and subject to the conditions set forth in, the Merger Agreement, as a result of which all outstanding shares of the Coelacanth's capital stock will be converted into the right to receive shares of Lexicon's common stock on the basis set forth in the Merger Agreement; and

         WHEREAS, the Stockholder is the owner, beneficially and of record, of the number of shares of Coelacanth capital stock (the "Shares") identified on the signature page of this Agreement; and

         WHEREAS, the Stockholder has agreed to vote the Shares in favor of the Merger; and

         WHEREAS, as a condition to Lexicon's willingness to enter into the Merger Agreement, the Stockholder has agreed, upon the terms and subject to the conditions set forth herein, to enter into this Agreement and to grant Lexicon an irrevocable proxy (the "Proxy"), with respect to the Shares;

        NOW, THEREFORE, to induce Lexicon to enter into the Merger Agreement and in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, including the benefits that the parties hereto expect to derive from the Merger, the receipt and sufficiency of all of which are hereby acknowledged by the parties, the parties hereto agree as follows:

         1. Revocation of Prior Proxies. The Stockholder hereby revokes all previous proxies granted with respect to any of the Shares owned by the Stockholder that would conflict with the terms of the Proxy granted hereby.

         2. Grant of Irrevocable Proxy. The Stockholder hereby irrevocably constitutes and appoints Lexicon and Arthur T. Sands, M.D., Ph.D., President and Chief Executive Officer of Lexicon, and Jeffrey L. Wade, Executive Vice President and General Counsel of Lexicon, in their respective capacities as officers of Lexicon, and any individual, who shall hereafter succeed to the office of President and Chief Executive Officer or Executive Vice President and General Counsel, respectively, of Lexicon, and each of them individually, as the Stockholder's true and lawful proxy and attorney-in-fact, with full power of substitution, for and in the name, place and stead of the Stockholder, to call and attend any and all meetings of the Coelacanth stockholders and any adjournments thereof, to execute any and all written consents of stockholders of the Coelacanth, and to vote all of the Shares and to represent and otherwise act as the Stockholder could act, in the same manner and with the same effect as if the Stockholder were personally present, at any annual, special or other meeting of the stockholders of the Coelacanth, and at any adjournment thereof (a "Meeting"), or pursuant to any written consent in lieu of meeting or otherwise; provided, however, that any such vote or consent in lieu thereof or any other action so taken shall be solely for the purposes of (i) voting in favor of the Merger and the Merger Agreement and any transactions contemplated thereby or (ii) rejecting any proposal for any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Coelacanth or amendment of the Coelacanth's Certificate of Incorporation or By-laws or any other transaction or action which is intended to frustrate or impair the right or ability of Lexicon, on the one hand, and Coelacanth, on the other hand, to consummate the Merger (a "Competing Proposal"). Such attorneys and proxies are hereby authorized to vote the Shares in accordance with the terms of the Proxy contemplated hereby.

         3. Vote in Favor of Merger and Merger Agreement. If Lexicon is unable or declines to exercise the power and authority granted by the Proxy for any reason, the Stockholder covenants and agrees (i) to vote all the Shares in favor of approval and adoption of the Merger and the Merger Agreement and the transactions contemplated thereby at any Meeting and, upon request of Lexicon, to provide the Stockholder's written consent thereto, and (ii) unless otherwise requested by Lexicon, to vote all the Shares against any Competing Proposal at any Meeting and to refuse to provide the Stockholder's written consent thereto.

         4. No Action Without Lexicon's Consent. The Stockholder hereby covenants and agrees that it will not vote or take any action by written consent of stockholders in lieu of meeting on any matter that is subject to the Proxy without Lexicon's prior written consent.

         5. Negative Covenants of the Stockholder. Except to the extent contemplated herein or in the Merger Agreement, the Stockholder hereby covenants and agrees that the Stockholder will not, and will not agree to, directly or indirectly, (i) sell, transfer, assign, cause to be redeemed or otherwise dispose of any of the Shares or enter into any contract, option or other agreement or understanding with respect to the sale, transfer, assignment, redemption or other disposition of any Shares; (ii) grant any proxy, power-of-attorney or other authorization or interest in or with respect to such Shares; or (iii) deposit such Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Shares unless and until, in the case of (i), (ii) or (iii) above, the Stockholder shall have taken all actions (including, without limitation, the endorsement of a legend on the certificates evidencing such Shares) reasonably necessary to ensure that such Shares shall at all times be subject to all the rights, powers and privileges granted or conferred, and subject to all the restrictions, covenants and limitations imposed, by this Agreement and shall have caused any transferee of any of the Shares to execute and deliver to Lexicon, an Agreement and Irrevocable Proxy, in substantially the form of this Agreement with respect to the Shares. The Stockholder further covenants and agrees that the Stockholder will not (x) initiate, encourage, participate in or solicit, directly or indirectly, or engage in discussions or negotiations with respect to, any inquiries or the making of any proposal with respect to, or engage in negotiations concerning or provide any confidential information or data to, any person relating to, any Competing Proposal or (y) take any other action (other than, to the extent contemplated in this Agreement, voting for the Merger at the Stockholders' Meeting (as defined in the Merger Agreement) or any other actions intended to assist the consummation of the Merger or the satisfaction of the conditions specified in Article 5 of the Merger Agreement) the effect of which, directly or indirectly, would be to frustrate Lexicon's ability to exercise the Proxy or consummate the Merger.

         6. Restrictions on Activities in Lexicon Common Stock. The Stockholder covenants and agrees that, except to the extent contemplated herein or in the Merger Agreement it will not, for the Stockholder's own account, at any time prior to the Effective Time of the Merger, purchase, sell, transfer, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the purchase, sale, transfer, assignment or other disposition of, any shares of Lexicon's common stock.

         7. Negative Covenants of Lexicon. Lexicon covenants and agrees that it will not amend the Merger Agreement in any material respect unless it obtains the Stockholder's prior written consent thereto. Provided that Lexicon shall have notified the Stockholder of any such amendment, Lexicon and the Stockholder hereby agree that the sole remedy of the Stockholder for a breach by Lexicon of the foregoing covenant shall be to elect to terminate this Agreement by notice to Lexicon.

         8. Stockholder's Representations and Warranties. The Stockholder represents and warrants to Lexicon that (i) the Stockholder has duly authorized, executed and delivered this Agreement and this Agreement constitutes a valid and binding agreement and neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will constitute a violation of, a default under, or conflict with any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or by which the Stockholder is bound; (ii) consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of law applicable to the Stockholder; (iii) the Shares and the certificates representing same are now and at all times during the term of this Agreement will be held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements or any other encumbrances whatsoever ("Encumbrances") with respect to the ownership or voting of the Shares or otherwise, other than Encumbrances created by or arising pursuant to this Agreement, and there are no outstanding options, warrants or rights to purchase or acquire, or proxies, powers-of-attorney, voting agreements, trust agreements or other agreements relating to, the Shares other than this Agreement; (iv) such Shares constitute all of the securities of the Coelacanth owned beneficially or of record by the Stockholder on the date hereof; (v) the

Stockholder has the present power and right to vote all of the Shares as contemplated herein; and (vi) Stockholder has received and reviewed copies of
(A) Coelacanth's unaudited consolidated balance sheet dated April 30, 2001 and its unaudited consolidated statement of operations for the 10-month period ending April 30, 2001 and (B) Lexicon's Report on Form 10K for the year-ended December 31, 2000 and Report on Form 10Q for the quarter-ended March 31, 2001.

         9. Lexicon Representations and Warranties. Lexicon has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Lexicon of this Agreement have been duly approved and authorized, and no other corporate proceedings on the part of Lexicon are necessary to approve and authorize the execution and delivery by Lexicon of this Agreement. This Agreement has been duly and validly executed by Lexicon and, assuming this Agreement constitutes the valid and binding agreement of Stockholder, constitutes a valid and binding agreement of Lexicon, enforceable against Lexicon in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and the application of general rules of equity and the discretion of the court before which any proceeding therefore may be brought.

         10. Certain Defined Terms. Unless otherwise expressly provided herein, all capitalized terms used herein without definition shall have the meanings assigned to them in the Merger Agreement.

         11. Choice of Law. The terms and provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the provisions thereof relating to conflicts of law.

         12. Binding Effect; Assignability. The terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors and permitted assigns of the parties hereto. This Agreement and the rights hereunder may not be assigned or transferred by Lexicon, except with the prior written consent of the Stockholder.

         13. Term. This Agreement shall terminate at the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms, (iii) upon written notice of termination of this Agreement given by Lexicon to the Stockholder expressly referring to this paragraph, (v) termination of this Agreement in accordance with Section 7 hereof or (vi) July 31, 2001.

         14. Irrevocable Proxy Coupled With an Interest. The Stockholder acknowledges that Lexicon will enter into the Merger Agreement in reliance upon this Agreement, including the Proxy, and that the Proxy is granted in consideration for the execution and delivery of the Merger Agreement by Lexicon. THE STOCKHOLDER AGREES THAT THE PROXY AND ALL OTHER POWER AND AUTHORITY INTENDED TO BE CONFERRED HEREBY IS COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AN IRREVOCABLE POWER AND, EXCEPT AS PROVIDED IN PARAGRAPH 13 ABOVE, SHALL NOT BE TERMINATED BY ANY ACT OF THE STOCKHOLDER BY LACK OF APPROPRIATE POWER OR AUTHORITY OR BY THE OCCURRENCE OF ANY OTHER EVENT OR EVENTS.

         15. Specific Performance. The parties acknowledge and agree that performance of their respective obligations hereunder will confer a unique benefit on the other and that a failure of performance will result in irreparable harm to the other and will not be compensable by money damages. The parties therefore agree that this Agreement, including the Proxy, shall be specifically enforceable and that specific enforcement and injunctive relief shall be a remedy properly available to Lexicon and the Stockholder for any breach of any agreement, covenant or representation of the other hereunder.

         16. Further Assurance. The Stockholder will, upon request, execute and deliver any additional documents and take such further actions as may reasonably be necessary or desirable to carry out the provisions hereof.

         17. Severability. If any term, provision, covenant or restriction of this Agreement, or the application thereof to any circumstance shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement or the application thereof to any other circumstance, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated and shall be enforced to the fullest extent permitted by law.

         18. Counterparts. This Agreement and Irrevocable Proxy may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same document.

         IN WITNESS WHEREOF, Lexicon and the Stockholder have duly executed this Agreement or caused this Agreement to be duly executed as of the date first set forth hereinabove.

                                 "Stockholder"

                                 [NAME OF RECORD STOCKHOLDER]

                                 Shares Owned:

                                              shares of Common Stock
                                 ------------
                                              shares of Series A Preferred Stock
                                 ------------
                                              shares of Series B Preferred Stock
                                 ------------
                                              shares of Series C Preferred Stock
                                 ------------
                                              shares of Series D Preferred Stock
                                 ------------

                                 By:
                                    -------------------------------------------
                                 Its:
                                     ------------------------------------------


                                 "Lexicon"

                                 LEXICON GENETICS INCORPORATED


                                 By:
                                    -------------------------------------------
                                 Its:
                                     ------------------------------------------

                                    EXHIBIT E

                            FORM OF ESCROW AGREEMENT


         THIS ESCROW AGREEMENT (this "Escrow Agreement") is made effective as of ______________, 2001 (the "Effective Date") by and among Lexicon Genetics Incorporated, a Delaware corporation ("Purchaser"), and ________________ (the "Sellers' Representative") as representative of the shareholders identified on Exhibit A hereto (each, a "Seller" and collectively, the "Sellers"), and The Chase Manhattan Bank, a New York State Bank ("Escrow Agent").


                                 RECITALS

         WHEREAS, Purchaser, Angler Acquisition Corp., a Delaware corporation (the "Merger Sub"), and Coelacanth Corporation, a Delaware corporation ("Coelacanth"), are parties to an Agreement and Plan of Merger dated June __, 2001 (the "Merger Agreement") providing for, among other things, the merger of Merger Sub with and into Coelacanth;

         WHEREAS, each of the Seller's owned capital stock of Coelacanth has been converted into shares of Purchaser's common stock, par value $0.001 per share (the "Common Stock"), pursuant to the Merger Agreement;

         WHEREAS, the Merger Agreement sets forth certain general terms of Sellers' indemnification of Purchaser;

         WHEREAS, Purchaser and certain of the Sellers have entered into a Stockholder Agreement (the "Stockholder Agreements"), which sets forth certain additional general terms of Sellers' indemnification of Purchaser in connection with the merger and appoints the Shareholders' Representative to act for them in connection with this Escrow Agreement;

         WHEREAS, pursuant to the Merger Agreement and the Stockholder Agreements the Purchaser is authorized to withhold an aggregate of ___ shares (the "Escrow Shares") from the shares of Purchaser's Common Stock issuable to Sellers in exchange for their shares in the Company and to deliver the Escrow Shares to Escrow Agent issued in Escrow Agent's name; and

         WHEREAS, Purchaser and the Sellers' Representative have requested the Escrow Agent to act in the capacity of escrow agent under this Escrow Agreement, and the Escrow Agent, subject to the terms and conditions hereof, has agreed so to do.

         NOW, THEREFORE, for and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                            TERMS OF ESCROW AGREEMENT

         1. Deposit of Escrow Shares. On __________, 2001 [the Effective Date], Purchaser shall deliver the Escrow Shares to the Escrow Agent to be deposited, held and disbursed strictly in accordance with the terms of this Escrow Agreement. Escrow Agent hereby agrees to accept the Escrow Shares upon and subject to the terms and conditions hereof. The number of Escrow Shares allocable to each Seller as of the Effective Date in accordance with the Merger Agreement shall be set forth opposite such Seller's name on Exhibit A hereto.

         2. Escrow Account.

               (a) The Escrow Shares shall be held in an account (the "Escrow Account") with the Escrow Agent. If cash dividends or other cash distributions are paid with respect to the Escrow Shares, Escrow Agent shall invest and reinvest the cash in the Fidelity Prime Money Market Fund No. 76. The Escrow Agent or any of its affiliates may receive compensation with respect to any investment directed hereunder. It is expressly agreed and understood by the parties hereto that Escrow Agent shall not in any way whatsoever be liable for losses on any investments, including, but not limited to, losses from market risks due to premature liquidation or resulting from other actions taken pursuant to this Escrow Agreement. The dividends and other cash distributions received in respect of the Escrow Shares, together with all interest earned thereon are collectively referred to herein as the "Escrow Funds" and shall become part of the Escrow Account. Any stock dividends, stock split shares or other securities received in respect of, or in exchange for, the Escrow Shares shall be deemed to also be "Escrow Shares" and a part of the Escrow Account.

               (b) The Escrow Account shall be in the name of the Sellers' Representative, in trust for each of the Sellers.

               (c) The Escrow Account shall be under the sole control of the Escrow Agent (subject to the terms of this Escrow Agreement), and designated signers of Escrow Agent shall have the sole and exclusive authority to transfer Escrow Shares, draw checks or make withdrawals on the Escrow Account.

A monthly statement detailing the contents of, and transactions in, the Escrow Account shall be sent to each of the Purchaser and the Sellers' Representative. Receipt, investment and reinvestment of the Escrow Funds shall be confirmed by Escrow Agent as soon as practicable by account statement, and any discrepancies in any such account statement shall be noted by Purchaser and Sellers to Escrow Agent within 30 calendar days after receipt thereof. Failure to inform Escrow Agent in writing of any discrepancies in any such account statement within said 30-day period shall conclusively be deemed confirmation of such account statement in its entirety.

               (d) The Purchaser shall not have any responsibility or liability for the security of any Escrow Shares or Escrow Funds in the Escrow Account or for calculating, reporting, or paying any interest on the Escrow Account. Moreover, the Purchaser shall not have any responsibility or liability for the amount of interest paid by the Escrow Agent on the Escrow Account. The Purchaser shall not have any responsibility or liability for, or with respect to, any loss or damage resulting from any failure, refusal or inability of the Escrow Agent to transfer the

Escrow Shares or to disburse, or allow for withdrawal of, the Escrow Funds upon proper authorization or direction.

               (e) Escrow Agent may make transfers or disbursements from the Escrow Account without regard to how the timing of such transfers or disbursements may affect the amount of interest paid on the Escrow Account.

               (f) Until the Escrow Shares of a Seller are distributed under this Escrow Agreement, such Seller shall be entitled to exercise all voting and consensual powers and rights pertaining such Escrow Shares, or any part thereof, for all purposes not inconsistent with the terms of this Escrow Agreement.

               (g) The Escrow Shares shall be appropriately adjusted so as to take into account stock splits, stock dividends, reverse stock splits and other similar changes affecting the outstanding shares of Parent Common Stock.

         3. Disbursement of Escrow Shares and Escrow Funds. The Escrow Agent is hereby authorized to transfer the Escrow Shares and to release and deliver the Escrow Funds, only as follows:

               (a) If Purchaser and Sellers' Representative instruct Escrow Agent jointly in writing, or if Purchaser or Sellers' Representative provides Escrow Agent with a copy of a written decision by arbitrators of the American Arbitration Association or a judgment, decree or order of a court (whether or not appealable) awarding payment to such party, Escrow Agent shall promptly transfer the Escrow Shares and/or disburse the Escrow Funds as so directed or ordered.

               (b) If Purchaser believes it is entitled to transfer of Escrow Shares and/or disbursement from the Escrow Funds pursuant to the Merger Agreement or the Stockholder Agreements, Purchaser will submit prior to 5:00 p.m. Houston, Texas time on [day before date in Section 3c] to Sellers' Representative and the Escrow Agent an affidavit. The affidavit will be executed by Purchaser setting forth: (i) the amount of Escrow Shares and/or Escrow Funds to be transferred to Purchaser, and (ii) the specific provision under the Merger Agreement or the Stockholder Agreements that entitles Purchaser to receive such amount of Escrow Shares and/or Escrow Funds from the Escrow Account. The Escrow Agent shall transfer the Escrow Shares and/or disburse the Escrow Funds from the Escrow Account as directed by Purchaser on the eleventh day after receipt of the affidavit by Escrow Agent. Provided, however, if Escrow Agent receives a notice from Sellers' Representative prior to 5:00 p.m. Houston, Texas time on the tenth
(10) day after receipt of the affidavit by Escrow Agent that he intends to dispute the claim for payment in the affidavit, Escrow Agent shall not pay any amount on such claim until instructed jointly in writing by both Purchaser and Sellers' Representative or Purchaser provides Escrow Agent with a copy of a written decision by arbitrators of the American Arbitration Association or a judgment, decree or order of a court (whether or not appealable) awarding Purchaser such payment.

               (c) On ___________, ___, Escrow Agent shall disburse to the Sellers' Representative all remaining Escrow Shares and Escrow Funds less the total amount of any unresolved claim(s) as to which an affidavit has been provided under Section 3(b). Any Escrow Shares and Escrow Funds remaining in escrow after such claim(s) have been satisfied shall be disbursed to the Sellers promptly after the time of satisfaction.

               (d) Whenever this Section 3 requires disbursement to the Sellers, the Escrow Agent shall transfer Escrow Shares and/or disburse Escrow Funds to the Sellers' Representative at the address provided herein. Sellers' Representative shall then be responsible for transferring the appropriate number of Escrow Shares and amount of Escrow Funds to each Seller, which number and amount shall be in proportion to the number of Escrow Shares allocated to the Seller as of the Effective Date as set forth in Exhibit A hereto.

               (e) Whenever this Escrow Agreement permits a disbursement from escrow of a certain sum and Escrow Shares will be transferred in satisfaction thereof, the number of Escrowed Shares to be disbursed in satisfaction shall equal the certain sum divided by the "Market Price" per share of the Escrowed Shares. "Market Price" shall mean the closing price on the Nasdaq National Market (or such national exchange on which the Escrow Shares are listed) on the last trading day prior to disbursements. If the Escrowed Shares are not quoted on the Nasdaq National Market or the Nasdaq Small Cap Market or listed on any national exchange, the "Market Price" shall be the market price as reasonably determined by an independent appraiser selected by Purchaser and reasonably acceptable to the Sellers' Representative. Escrow Agent will not be responsible for determining the above.

         4. Exculpation Provisions for Escrow Agent.

               (a) It is agreed that (i) Escrow Agent shall in no case or event be liable for any direct or indirect damage caused by the exercise of Escrow Agent's discretion in any particular manner, or for any other reason, except gross negligence or a willful breach with reference to its duties hereunder;
(ii) Escrow Agent shall not be liable or responsible for the sufficiency or correctness as to form, manner of execution, or validity of any instrument tendered to Escrow Agent hereunder, nor as to identity, authority, or rights of any person executing the same; and (iii) Escrow Agent shall not be liable or responsible for Escrow Agent's failure to ascertain the terms or conditions, or to comply with any of the provisions of any agreement, contract or other documents other than its instructions contained herein as amended from time to time in accordance with the terms hereof.

               (b) Purchaser and Sellers hereby jointly and severally covenant and agree to indemnify and hold Escrow Agent harmless from and against any and all losses, costs, damages or expenses (including reasonable attorneys' fees) it may sustain by reason of its service as escrow agent hereunder, except if such loss, costs, damages or expenses (including attorneys' fees) are incurred by reason of a willful breach of Escrow Agent's obligations hereunder or gross negligence on its part, and any such indemnification from the Sellers shall be charged to and set-off and paid from the Escrow Fund.

               (c) In the event of any disagreement between the parties to this Escrow Agreement resulting in adverse claims or demands being made in connection with the Escrow Funds, or in the event that Escrow Agent, in good faith, shall be in doubt as to what action it should take hereunder, Escrow Agent may, at its option, refuse to comply with any requests, claims or demands relating to this Escrow Agreement, so long as such disagreements continue or such doubt exists, and in any such event, Escrow Agent shall be entitled to continue to refrain from acting until (i) the rights to the Escrow Funds shall have been fully and finally adjudicated by a court of competent jurisdiction, or (ii) all differences shall have been adjusted and all doubt resolved by written agreement among all of the persons making requests, claims or demands with respect to the Escrow Funds, and Escrow Agent shall have been notified thereof in writing signed by all such persons. In connection with any such disagreement as aforesaid, Escrow Agent shall have the right to institute a bill of interpleader, and any costs so incurred by Escrow Agent may be payable out of the Escrow Funds. The rights of Escrow Agent under this paragraph are cumulative of all other rights that it may have by law or otherwise and shall survive the termination of this Escrow Agreement.

         5. Replacement of Escrow Agent.

               (a) At any time during the term of this Escrow Agreement, Escrow Agent may resign and be discharged of the obligations created by this Escrow Agreement by executing and delivering to Purchaser and Sellers' Representative, at least forty-five (45) days' advance written notice of its resignation as Escrow Agent and specifying the date when such resignation is to take effect. Any resignation of Escrow Agent shall not become effective until the earlier to occur of (a) acceptance of appointment by the successor Escrow Agent, or (b) 90 days after Escrow Agent's notice of resignation.

               (b) Escrow Agent may be removed at any time by Purchaser or Sellers' Representative by a written notice executed by one party to Escrow Agent and the other party, whereupon a successor Escrow Agent shall be appointed pursuant to subparagraph (d) below.

               (c) If Escrow Agent shall otherwise be removed, or be dissolved, or if its property or affairs shall be taken under the control of any state or federal court or administrative body or agency because of insolvency or bankruptcy or for any other reason, a vacancy shall forthwith exist in the office of Escrow Agent, and a successor shall be appointed pursuant to subparagraph (d) below.

               (d) In the event of the removal or resignation of the Escrow Agent pursuant to subparagraphs (a), (b) or (c) above, Purchaser and the Sellers' Representative shall endeavor in good faith to agree upon a successor Escrow Agent to be appointed by written instrument, one copy of which instrument shall be delivered to the predecessor Escrow Agent, the successor Escrow Agent, Purchaser and Sellers' Representative.

               (e) Upon the acceptance of appointment by the successor Escrow Agent, the predecessor Escrow Agent shall be compensated by Purchaser for any remaining reasonable out-of-pocket expenses for which it has not been previously reimbursed, but shall not thereafter be entitled to any further reimbursement or compensation for its former duties as Escrow Agent hereunder.

               (f) Any successor Escrow Agent appointed hereunder shall execute, acknowledge and deliver to Purchaser and Sellers' Representative an instrument accepting such appointment hereunder, and thereupon such successor Escrow Agent, without any further act shall become duly vested with all of the property, rights, powers, trusts, duties and obligations of its predecessor hereunder, with the same effect as if originally named Escrow Agent.

         6. Miscellaneous.

               (a) All charges, fees and expenses of Escrow Agent incurred in connection with this Escrow Agreement shall be paid by Purchaser. Purchaser agrees to pay Escrow Agent for its services hereunder in accordance with Escrow Agent's fee schedule attached hereto as Schedule I as in effect from time to time and to pay all expenses incurred by Escrow Agent in connection with the performance of its duties and enforcement of its rights hereunder and otherwise in connection with the preparation, operation, administration and enforcement of this Escrow Agreement, including, without limitation, attorneys' fees, brokerage costs and related expenses incurred by Escrow Agent.

               (b) Release of the Escrow Funds pursuant to this Escrow Agreement shall not in any way constitute a cure or waiver of any breach of representation, warranty or covenant under the Stockholder Agreements or the Merger Agreement or invalidate any act done pursuant to any notice of default or prejudice either Purchaser or Sellers in the exercise of any of their respective rights under the Stockholder Agreements or the Merger Agreement or applicable law. Purchaser and Sellers' Representative further acknowledge and agree that the rights and remedies of the parties under this Escrow Agreement are in addition to, and not in derogation of, the rights and remedies arising under the Stockholder Agreements or the Merger Agreement.

               (c) Any notice or other communication required or permitted to be given under this Escrow Agreement by any party hereto to any other party hereto shall be considered as properly given if in writing and (a) delivered against receipt therefor, (b) mailed by registered or certified mail, return receipt requested and postage prepaid or (c) sent by telefax machine, in each case to the address or telefax number, as the case may be, set forth below:

                 Purchaser:            Lexicon Genetics Incorporated
                                       4000 Research Forest Drive
                                       The Woodlands, TX  77381
                                       Attn:  Arthur Sands, M.D., Ph.D.
                                       Phone:    (281) 364-0100
                                       Fax:       (281) 863-8321

                 With a copy to:       Attn:  Jeffery Wade, General Counsel
                                       Lexicon Genetics Incorporated
                                       4000 Research Forest Drive
                                       The Woodlands, TX  77381
                                       Phone:    (281) 364-0100
                                       Fax:       (281) 863-8321

                Sellers:
                                --------------------------------------------

                                --------------------------------------------

                                --------------------------------------------
                                Phone:
                                        ------------------------------------
                                Fax:
                                        ------------------------------------

                With a copy to:
                                  Mintz, Levin, Cohn, Ferris, Glovsky
                                    and Popeo, P.C.
                                  One Financial Center
                                  Boston, MA  02111
                                  Attention:  Jonathan Kravetz, Esq.

                Escrow Agent:     The Chase Manhattan Bank
                                  600 Travis, Suite 1150
                                  Houston, Texas  77002
                                  Attn:  Colette L. Potier
                                  Phone:   713-216-5793
                                  Fax:      713-216-6927

               (d) This Escrow Agreement shall be governed by the laws of the State of Texas.

               (e) The provisions of this Escrow Agreement, may be amended only by a written agreement signed by or on behalf of Purchaser, the Sellers' Representative and Escrow Agent.

               (f) All obligations of the parties to this Escrow Agreement are performable in the City of Houston, Harris County, State of Texas. Venue of any litigation arising out of this Escrow Agreement shall be brought in a court of competent jurisdiction in Harris County, Texas or, if subject matter and personal jurisdiction exists, in the United States District Court in and for the Eastern District of Texas, Houston Division. All parties hereto agree that Harris County, Texas, and the aforesaid Federal Court bear a substantial relationship to the transaction made the subject of the Merger Agreement or the Stockholder Agreements and to this Escrow Agreement, and that specifying such County and State, and Federal Court, as the forum for any litigation arising out of this Escrow Agreement comports with substantial notions of justice and fair play, including but not limited to factors involved in the Doctrine of Forum Non Conveniens.

               (g) This Escrow Agreement may be executed by the parties hereto in one or more separate counterparts, each of which shall be deemed an original but all of which together shall constitute but one agreement.

               (h) This Escrow Agreement evidences the entire agreement between the undersigned relating to the manner of holding and the disbursement of the Escrow Funds and supersedes all prior agreements, understandings, negotiations and discussions, oral or written, of the parties relating to such subject matter.

               (i) The terms of this Escrow Agreement shall be binding upon and shall inure to the benefit of Purchaser, the Sellers and Escrow Agent and their respective successors and assigns, including any debtor in possession or bankruptcy trustee acting for any of said parties.

               (j) Time is of the essence of this Escrow Agreement and all time periods hereunder.

               (k) In the event of any litigation arising out of this Escrow Agreement, the losing party agrees to indemnify and reimburse the prevailing party and Escrow Agent for any costs and expenses incurred in such litigation, including reasonable attorney's fees and costs of court.

               (l) Upon final disbursement of the Escrow Funds in accordance with the terms hereof, this Escrow Agreement shall terminate and no parties hereunder shall have any further rights or obligations hereunder; provided, however, that in the event all fee, expenses, costs and other amounts required to be paid to Escrow Agent hereunder are not fully and finally paid prior to termination, the provisions of Section 4(b) and 6(a) hereof shall survive the termination hereof until such amounts have been paid.

               (m) This Escrow Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the full and complete Escrow Agreement. All signatures of the parties to this Escrow Agreement may be transmitted by facsimile, and such facsimile will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.

               (n) In the event funds transfer instructions are given (other than in writing at the time of execution of the Escrow Agreement), whether in writing, by telefax, or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or person designated on Schedule II hereto, and the Escrow Agent may rely upon the confirmations of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by the Escrow Agent. The parties to this Escrow Agreement acknowledge that such security procedure is commercially reasonable.

               It is understood that the Escrow Agent and the beneficiary's bank in any funds transfer may rely solely upon any account numbers or similar identifying number provided by either of the other parties hereto to identify
(i) the beneficiary, (ii) the beneficiary's bank, or (iii) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even where its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary's bank or an intermediary bank, designated.


IN WITNESS WHEREOF, Purchaser, Sellers' Representative on behalf of each of the Sellers and the Escrow Agent have executed this Escrow Agreement to be effective as of ________________, 2001.

                                        LEXICON GENETICS INCORPORATED





                                        By:
                                           ------------------------------------
                                        Print Name:
                                                   ----------------------------
                                        Title:
                                              ---------------------------------
                                        Tax Id No.:

                                        SELLERS



                                        By:
                                           ------------------------------------
                                        Print Name:
                                                   ----------------------------
                                           as representative for all the Sellers
                                        Tax Id No.:

                                        ESCROW AGENT:



                                        [                                     ]
                                         -------------------------------------

                                        By:
                                           ------------------------------------
                                        Print Name:
                                                   ----------------------------
                                        Title:
                                              ---------------------------------

                                    EXHIBIT A

                                STOCKHOLDERS LIST

    Name of Stockholder     Address     Tax Id no./SSN    Number of Escrow Shares
    -------------------     -------     --------------    -----------------------



                Lexicon Genetics Inc. / Angler Escrow A/C#2158901

                                   Schedule I

                                  [CHASE LOGO]


================================================================================

                                SCHEDULE OF FEES
                                       FOR
                              ESCROW AGENT SERVICES

================================================================================


NOTE: WE REQUIRE UNDER THE FOLLOWING FEE SCHEDULE THAT THE DEPOSIT PROCEEDS WILL BE CONTINUALLY INVESTED IN FIDELITY PRIME MONEY MARKET FUND #76.

         NEW ACCOUNT ACCEPTANCE FEE ..................................... $   750
                  Payable upon Account Opening

         MINIMUM  ADMINISTRATIVE FEE .................................... $ 3,500
                  Payable Upon Account Opening and in Advance for each
                  year in which we act as Escrow Agent

ACTIVITY FEES:

DISBURSEMENTS

 Per Check                              $      15
 Per Wire        U.S.                   $      35
                    International       $     100

RECEIPTS

Per Check                               $       7
Per Wire                                $      10


INVESTMENTS
Per directed buy/sell                   $      50
         This fee would be applicable to each re-registration and/or delivery of shares. A single delivery to the shareholders' representative would be made without charge.
Per automated cash management transaction
         Fee is deducted monthly from fund/account at an annual rate of .50%

LEGAL EXPENSES:                         AT COST
There will be no legal expense for Chase if Chase's standard form escrow agreement is employed without substantive amendments.

A New Account Acceptance Fee will be charged for the Bank's review of the Escrow Agreement along with any related account documentation. A one (1) year Minimum Administrative Fee will be assessed for any account which is funded. The account will be invoiced in the month in which the account is opened and annually thereafter. Payment of the invoice is due 30 days following receipt.

The Administrative Fee will cover a maximum of fifteen (15) annual administrative hours for the Bank's standard Escrow services including account setup, safekeeping of assets, investment of funds, collection of income and other receipts, preparation of statements comprising account activity and asset listing, and distribution of assets in accordance with the specific terms of the Escrow Agreement.

EXTRAORDINARY SERVICES AND OUT-OF POCKET EXPENSES:

Any additional services beyond our standard services as specified above, such as annual administrative activities in excess of fifteen (15) hours and all reasonable out-of-pocket expenses including attorney's fees will be considered extraordinary services for which related costs, transaction charges, and additional fees will be billed at the Bank's standard rate.

MODIFICATION OF FEES:

Circumstances may arise necessitating a change in the foregoing fee schedule. The Bank will attempt at all times, however, to maintain the fees at a level which is fair and reasonable in relation to the responsibilities assumed and the duties performed.

ASSUMPTIONS:

o The escrow deposit shall be continuously invested in Fidelity Prime Money Market Fund #76. The Minimum Administrative Fee would include A SUPPLEMENTAL CHARGE OF 50 BASIS POINTS on the escrow deposit amount if another investment option is chosen.

o The account will be invoiced in the month in which the account is opened and annually thereafter.

o    Payment of the invoice is due 30 days following receipt.


================================================================================
All fees quoted are subject to our review and acceptance, and that of our legal counsel, of the documents governing the escrow. As a condition for acceptance of an appointment, it is expected that all legal fees and out-of-pocket expenses incurred by The Chase Manhattan Bank and our counsel in connection with our review of the transaction will be paid by the client regardless of whether or not the transaction closes.
================================================================================

II. Schedule II


                TELEPHONE NUMBER(s) FOR CALL-BACKS AND PERSON(s)
                DESIGNATED TO CONFIRM FUNDS TRANSFER INSTRUCTIONS


                  If to Purchaser:

          Name                                        Telephone Number
          ----                                        ----------------
1.
    ---------------------------                   ----------------------
2.
    ---------------------------                   ----------------------



If to Seller:

          Name                                        Telephone Number
          ----                                        ----------------

1.
    ---------------------------                   ----------------------
2.
    ---------------------------                   ----------------------


Telephone call-backs shall be made to either Purchaser or Seller if joint instructions are required pursuant to the Escrow Agreement.

                                    EXHIBIT F

                                     FORM OF

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT, made and entered into as of _______, 2001 (the "EFFECTIVE DATE"), by and between Lexicon Genetics Incorporated, a Delaware corporation (hereafter "COMPANY"), and __________________ (hereafter "EXECUTIVE"), an individual and resident of _________ County, _______.

                                   WITNESSETH:

         WHEREAS, Company wishes to secure the services of the Executive subject to the terms and conditions hereafter set forth; and

         WHEREAS, the Executive is willing to enter into this Agreement upon the terms and conditions hereafter set forth;

         NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the parties hereto agree as follows:

         1. EMPLOYMENT. During the Employment Period (as defined in Section 4 hereof), the Company shall employ Executive, and Executive shall serve, as ____________ of the Company. Executive's principal place of employment shall be at [the Company's principal corporate offices in The Woodlands, Texas,] or at such other location for [the Company's principal corporate offices] during the Employment Period.

         2. DUTIES AND RESPONSIBILITIES OF EXECUTIVE.

                  (a) During the Employment Period, Executive shall devote his services full time to the business of the Company and its Affiliates (as defined below), and perform the duties and responsibilities assigned to him by [the Chief Executive Officer ("CEO")] or Board of Directors (the "BOARD") of the Company to the best of his ability and with reasonable diligence. Executive agrees to cooperate fully with the Board, CEO and other executive officers of the Company, and not to engage in any activity which conflicts with or interferes with the performance of his duties hereunder. During the Employment Period, Executive shall devote his best efforts and skills to the business and interests of Company, do his utmost to further enhance and develop Company's best interests and welfare, and endeavor to improve his ability and knowledge of Company's business, in an effort to increase the value of his services for the mutual benefit of the parties hereto. During the Employment Period, it shall not be a violation of this Agreement for Executive to (1) serve on corporate, civic, or charitable boards or committees (except for boards or committees of a Competing Business (as defined in Section 11)), (2) deliver lectures, fulfill teaching or speaking engagements, or (3) manage personal investments; provided that such activities do not materially interfere with performance of Executive's responsibilities under this Agreement.

                  For purposes of this Agreement, "AFFILIATE" means any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, the Company.

                  (b) Executive represents and covenants to Company that he is not subject or a party to any employment agreement, noncompetition covenant, nondisclosure agreement, or any similar agreement, covenant, understanding, or restriction that would prohibit Executive from executing this Agreement and fully performing his duties and responsibilities hereunder, or would in any manner, directly or indirectly, limit or affect the duties and responsibilities that may now or in the future be assigned to Executive hereunder.

         3. COMPENSATION.

                  (a) During the Employment Period, the Company shall pay to Executive an annual base salary of $_________ in consideration for his services under this Agreement, payable on a pro rata basis in not less than monthly installments, in conformity with the Company's customary payroll practices for executive salaries. Executive's base salary shall be subject to review at least annually, and such salary may be adjusted, depending upon the performance of the Company and Executive, upon the recommendation of the Compensation Committee of the Board (the "COMPENSATION COMMITTEE"). All salary, bonus and other compensation payments hereunder shall be subject to all applicable payroll and other taxes.

                  (b) As promptly as practicable after the end of each calendar year during the Employment Period, the Compensation Committee shall determine whether Executive is entitled to a bonus based on the attainment of performance goals during the calendar year then ended (the "BONUS YEAR"). For each Bonus Year during the Employment Period (including the Bonus Year commencing on the Effective Date and ending on December 31, 2001), the Compensation Committee shall establish certain performance goals for the Company and the Executive and a targeted annual bonus amount (the amount of which annual target bonus shall be within the sole discretion of the Compensation Committee). The target bonus shall be paid to Executive within 60 days after the end of the applicable Bonus Year based on the extent to which the performance goals and objectives for the Bonus Year have been achieved. The full amount of the target bonus shall be paid if substantially all of the designated performance goals and objectives have been achieved for the Bonus Year; if not, the Compensation Committee, in its discretion exercised in good faith, may award a target bonus to Executive in an amount less than the full target bonus for that Bonus Year. The Compensation Committee may also award additional bonuses or other compensation to Executive at any time in its complete discretion.

         4. TERM OF EMPLOYMENT. Executive's initial term of employment with the Company under this Agreement shall be for the period beginning on the Effective Date and ending at midnight (CST) on December 31, 2002, unless Notice of Termination pursuant to Section 7 is given by either the Company or Executive to the other party. The Company and Executive shall each have the right to give Notice of Termination at will, with or without cause, at any time, subject to the terms and conditions of this Agreement regarding the rights and duties of the parties upon termination of employment. The term of employment hereunder ending on December 31, 2002, shall be referred to herein as the "INITIAL TERM OF EMPLOYMENT." On December 31, 2002 and on December 31st of each succeeding year (each such date being referred to as a "RENEWAL DATE"), this Agreement shall automatically renew and extend for a period of one (1) additional year (a "RENEWAL TERM") unless written notice of non-renewal is delivered from one party to the other at least sixty (60) days prior to the relevant Renewal Date or, alternatively, the parties may mutually agree to voluntarily enter into a new employment agreement at any time. The period from the Effective Date through the date of Executive's termination of employment at any time for whatever reason shall be referred to herein as the "EMPLOYMENT PERIOD."

         5. BENEFITS. Subject to the terms and conditions of this Agreement, during the Employment Period, Executive shall be entitled to the following:

                  (a) REIMBURSEMENT OF BUSINESS EXPENSES. The Company shall pay or reimburse Executive for all reasonable travel, entertainment and other expenses paid or incurred by Executive in performing his business obligations hereunder. Executive shall provide substantiating documentation for expense reimbursement requests as reasonably required by the Company.

                  (b) BENEFITS. Executive shall be entitled to and shall receive all other benefits and conditions of employment available generally to executives of the Company pursuant to Company plans and programs, including, but not limited to, group health insurance benefits, dental benefits, life insurance benefits, disability benefits, and pension and retirement benefits. The Company shall not be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such employee benefit program or plan, so long as such actions are similarly applicable to covered executives generally.

                  Notwithstanding the previous paragraph, Company shall provide Executive with long-term disability ("LTD") insurance coverage, at no cost to Executive, that provides income replacement benefits to Executive, if he should incur a long-term disability covered under such policy, in an amount at least equal to 60% of his base salary at the time of such disability, which benefits shall begin after a waiting period that does not exceed six months. The income replacement benefits described in the previous sentence shall remain payable at least until Executive attains the age of 65 provided that he remains unable to perform the essential functions of his occupation during such period. To the extent that the Company's LTD policy which covers employees generally does not provide sufficient coverage to Executive, as described in the previous sentence, Company agrees to purchase a supplemental LTD policy for Executive from a reputable insurer and to pay the premiums on Executive's behalf during the Employment Period.

                  Notwithstanding the first paragraph of this Section 5(b), the Company shall pay for term life insurance coverage on Executive's life, with the beneficiary(ies) thereof designated by Executive, with a death benefit in an amount not less than twice Executive's base salary (pursuant to Section 3(a)) as such base salary is set on each January 1 during the Employment Period. Upon request, Executive agrees to take any physical exams, and to provide such information, which are reasonably necessary or appropriate to secure or maintain such term life insurance coverage.

                  (c) PAID VACATION. Executive shall be entitled to a paid annual vacation of three (3) weeks. Vacation time may be accumulated and carried over by Executive into any subsequent year(s); provided, however, Executive shall not be permitted to accumulate more than six
         (6) weeks of accrued and unused vacation. In addition, the Executive shall be allowed up to five (5) days each year to attend professional continuing education meetings or seminars; provided that attendance at such meetings or seminars shall be planned for minimum interference with the Company's business.

         6. RIGHTS AND PAYMENTS UPON TERMINATION. The Executive's right to compensation and benefits for periods after the date on which his employment with the Company and its Affiliates (as defined in Section 2) terminates for whatever reason (the "TERMINATION DATE") shall be determined in accordance with this Section 6.

                  (a) ACCRUED SALARY AND VACATION PAYMENTS. Executive shall be entitled to the following payments under this Section 6(a) regardless of the reason for termination, in addition to any payments or benefits to which the Executive is entitled under the terms of any employee benefit plan or the provisions of Section 6(b):

                           (1) his accrued but unpaid salary through his
                  Termination Date; and

                           (2) his accrued but unpaid vacation pay for the
                  period ending on his Termination Date in accordance with
                  Section 5(c) above.

                  (b) SEVERANCE PAYMENTS.

                           (1) At any time prior to a Change in Control (as
                  defined below), in the event that (A) Executive's employment hereunder is terminated by the Company at any time for any reason except (i) for Cause (as defined below) or (ii) due to Executive's death or Disability (as defined below), or (B) Executive terminates his own employment hereunder for Good Reason (as defined below), then, in either such event, Executive shall be entitled to receive, and the Company shall be obligated to pay, Executive's base salary under Section 3(a) (without regard to any bonuses or extraordinary compensation) then being paid to him on the Termination Date as salary continuation (pursuant to the Company's normal payroll procedures) for a period equal to six (6) consecutive months following the Termination Date. In the event of Executive's death during such salary continuation period, the Company shall pay the sum of the present value of all remaining payments (using a 5% discount rate) in a single payment to Executive's surviving spouse, if any, or if there is no surviving spouse, to Executive's estate within 60 days of his death. Such severance payments shall be subject to Sections 10 and 11 hereof.

                           Prior to a Change in Control, in the event that
                  Executive's employment is terminated through notice of non-renewal as of the end of the Initial Term of Employment (pursuant to Section 4) or any one-year Renewal Term, Executive shall be entitled to receive, and the Company shall be obligated to pay, Executive's base salary under Section 3(a) (without regard to any bonuses or extraordinary compensation) then being paid to him on the Termination Date as salary continuation (pursuant to the Company's normal payroll procedures) for each month following his Termination Date, not to exceed six months, that Executive is (A) not in violation of the confidential information, non-competition and other covenants of Sections 10 and 11 hereof and (B) not employed by another employer, as determined by the Company.

                           (2) At any time after a Change in Control (as defined
                  below), in the event that (A) Executive's employment hereunder is terminated by the Company at any time for any reason except
                  (i) for Cause (as defined below) or (ii) due to Executive's death or Disability (as defined below), or (B) Executive terminates his own employment hereunder for Good Reason (as defined below in this Section 6(c)), then, in either such event, Executive shall be entitled to receive, and the Company shall be obligated to pay, Executive's base salary under
                  Section 3(a) (without regard to any bonuses or extraordinary compensation except as provided below in this paragraph) then being paid to him on the Termination Date as salary continuation (pursuant to the Company's normal payroll procedures) for a period equal to twelve (12) consecutive months following the Termination Date, plus an additional single sum payment equal to one-half of Executive's target bonus (pursuant to Section 3(b)) for the Bonus Year in which the termination occurred, which bonus shall be payable within 30 days from the Termination Date. In the event of Executive's death during such salary continuation period, the Company shall pay the sum of the present value of all remaining payments in a single payment (using a 5% discount rate) to Executive's surviving spouse, if any, or if there is no surviving spouse, to Executive's estate within 60 days of his death.

                           After a Change in Control, in the event that the
                  Company terminates Executive's employment through notice of nonrenewal as of the end of the Initial Term of Employment (pursuant to Section 4) or any one-year Renewal Term, Executive shall be entitled to receive, and the Company shall be obligated to pay, Executive's base salary under Section 3(a) (without regard to any bonuses or extraordinary compensation) then being paid to him on the Termination Date as salary continuation (pursuant to the Company's normal payroll procedures) for a period of six (6) consecutive months following the Termination Date.

                           (3) Except as otherwise specifically provided in this
                  Section 6(b), severance payments shall be in addition to, and shall not reduce or offset, any other payments that are due to Executive from the Company (or any other source) or under any other agreements, except that severance payments hereunder shall offset any severance benefits otherwise due to Executive under any severance pay plan or program maintained by the Company that covers its employees generally. The provisions of this Section 6(b) shall supersede any conflicting provisions of this Agreement but shall not be construed to curtail, offset or limit Executive's rights to any other payments, whether contingent upon a Change in Control (as defined below) or otherwise, under this Agreement or any other agreement, contract, plan or other source of payment.

                           (4) A "CHANGE IN CONTROL" of the Company shall be
                  deemed to have occurred if any of the following shall have taken place: (A) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act")) other than Gordon Cain and his Affiliates (defined below), taken together, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, or any successor provisions thereto), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company's then-outstanding voting securities; (B) the approval by the stockholders of the Company of a reorganization, merger, or consolidation, in each case with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger, or consolidation do not, immediately thereafter, own or control more than fifty percent (50%) of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated Company's then outstanding securities in substantially the same proportion as their ownership of the Company's outstanding voting securities prior to such reorganization, merger or consolidation; (C) a liquidation or dissolution of the Company or the sale of all or substantially all of the Company's assets; (D) in the event any person is elected by the stockholders of the Company to the Board who has not been nominated for election by a majority of the Board or any duly appointed committee thereof; or (E) following the election or removal of directors, a majority of the Board consists of individuals who were not members of the Board two (2) years before such election or removal, unless the election of each director who is not a director at the beginning of such two-year period has been approved in advance by directors representing at least a majority of the directors then in office who were directors at the beginning of the two-year period. The Board, in its discretion, may deem any other corporate event affecting the Company to be a "Change in Control" hereunder.

                           An "AFFILIATE" of Gordon Cain shall include (1) any
                  person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with Gordon Cain, (2) any spouse, immediate family member or relative of Gordon Cain, (3) any trust in which Gordon Cain or any person described in clause (2) above has a beneficial interest, and (4) any trust established by Gordon Cain or any person described in clause (2) above, whether or not such person has a beneficial interest in such trust. For purposes of this definition of "Affiliate," the term "control" means the power to direct the management and policies of a person, directly or through one or more intermediaries, whether through the ownership of voting securities by contract, or otherwise.

                           (5) "DISABILITY" means a permanent and total
                  disability which entitles Executive to disability income payments under the Company's long-term disability plan or policy as then in effect which covers Executive pursuant to
                  Section 5(b). If Executive is not covered under the Company's long-term disability plan or policy at such time for whatever reason or under a supplemental LTD policy provided by the Company, then the term "Disability" hereunder shall mean a "permanent and total disability" as defined in Section 22(e)(3) of the Code and, in this case, the existence of any such Disability shall be certified by a physician acceptable to both the Company and Executive. In the event that the parties are not able to agree on the choice of a physician, each shall select a physician who, in turn, shall select a third physician to render such certification. All costs relating to the determination of whether Executive has incurred a Disability shall be paid by the Company.

                           (6) "CODE" means the Internal Revenue Code of 1986,
                  as amended. References in this Agreement to any Section of the Code shall include any successor provisions of the Code or its successor.

                           (7) "CAUSE" means a termination of employment
                  directly resulting from (1) the Executive having engaged in intentional misconduct causing a material violation by the Company of any state or federal laws, (2) the Executive having engaged in a theft of corporate funds or corporate assets or in a material act of fraud upon the Company, (3) an act of personal dishonesty taken by the Executive that was intended to result in personal enrichment of the Executive at the expense of the Company, (4) Executive's final conviction (or the entry of a plea of nolo contendere or equivalent plea) in a court of competent jurisdiction of a felony, or (5) a breach by the Executive during the Employment Period of the provisions of Sections 9, 10, and 11 hereof, if such breach results in a material injury to the Company. For purposes of this definition of "Cause", the term "Company" shall mean the Company or any of its Affiliates (as defined in Section 2).

                           (8) "GOOD REASON" means the occurrence of any of the
                  following events without Executive's express written consent:

                                    (A) Before a Change in Control (as defined
                           in Section 6(b)), (i) a five percent (5%) or greater reduction in Executive's annual base salary unless any such greater reduction is (i) applied across the board to the other senior officers of the Company except the CEO or (ii) specifically agreed to in writing by Executive or, after a Change in Control, any reduction in Executive's base salary unless such reduction is specifically agreed to in writing by Executive, provided that, in either event, Executive specifically terminates his employment for Good Reason hereunder within 120 days from the date that he has actual notice of such reduction; or

                                    (B) Before or after a Change in Control, any
                           breach by the Company of any material provision of this Agreement, provided that Executive specifically terminates his employment for Good Reason hereunder within 120 days from the date that he has actual notice of such material breach; or

                                    (C) Only following a Change in Control, any
                           of the following events will constitute Good Reason, provided that Executive specifically terminates his employment for Good Reason hereunder within 12 months following his receipt of actual notice of an event listed below:

                                            (i) the failure by the Company or
                                    its successor to expressly assume and agree to continue and perform this Agreement in the same manner and to the same extent that the Company would be required to perform if such Change in Control had not occurred;

                                            (ii) Executive's duties or
                                    responsibilities for the Company or its
                                    successor are materially reduced; or

                                            (iii) the Company or its successor
                                    fails to continue in effect any pension, medical, health-and-accident, life insurance, or disability income plan or program in which Executive was participating at the time of the Change in Control (or plans providing Executive with substantially similar benefits), or the taking of any action by the Company or its successor that would adversely affect Executive's participation in or materially reduce his benefits under any such plan that was enjoyed by him immediately prior to the Change in Control, unless the Company or its successor provides a replacement plan with substantially similar benefits.

                           Notwithstanding the preceding provisions of this
                  Section 6(b)(8), if Executive desires to terminate his employment for Good Reason, he shall first

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                   give written notice of the facts and circumstances providing the basis for Good Reason to the Board or the Compensation Committee, and allow the Company thirty (30) days from the date of such notice to remedy, cure or rectify the situation giving rise to Good Reason to the reasonable satisfaction of Executive.

         7. NOTICE OF TERMINATION. Any termination by the Company or the Executive shall be communicated by Notice of Termination to the other party hereto. For purposes of this Agreement, the term "NOTICE OF TERMINATION" means a written notice that indicates the specific termination provision of this Agreement relied upon and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

         8. NO MITIGATION REQUIRED. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner.

         9. CONFLICTS OF INTEREST.

                  (a) In keeping with his fiduciary duties to Company, Executive hereby agrees that he shall not become involved in a conflict of interest, or upon discovery thereof, allow such a conflict to continue at any time during the Employment Period. Moreover, Executive agrees that he shall immediately disclose to the Board any facts which might involve a conflict of interest that has not been approved by the Board.

                  (b) Executive and Company recognize and acknowledge that it is not possible to provide an exhaustive list of actions or interests which may constitute a "conflict of interest." Moreover, Company and Executive recognize there are many borderline situations. In some instances, full disclosure of facts by the Executive to the Board may be all that is necessary to enable Company to protect its interests. In others, if no improper motivation appears to exist and Company's interests have not demonstrably suffered, prompt elimination of the outside interest may suffice. In other serious instances, it may be necessary for the Company to terminate Executive's employment for Cause (as defined in Section 6(b)). The Board reserves the right to take such action as, in its good faith judgment, will resolve the conflict of interest.

                  (c) Executive hereby agrees that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might adversely affect the Company or any of its Affiliates (as defined in Section 2), involves a possible conflict of interest. Circumstances in which a conflict of interest on the part of Executive would or might arise, and which must be reported immediately to the Board, include, but are not limited to, any of the following:

                           (1) Ownership by the Executive and his immediate
                  family members of more than a two percent (2%) interest, on an aggregated basis, in any lender,

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                  supplier, contractor, customer or other entity with which
                  Company or any of its Affiliates does business;

                           (2) Misuse of information, property or facilities to
                  which Executive has access in a manner which is demonstrably and materially injurious to the interests of Company or any of its Affiliates, including its business, reputation or goodwill; or

                           (3) Materially trading in products or services
                  connected with products or services designed or marketed by or for the Company or any of its Affiliates.

         10. CONFIDENTIAL INFORMATION.

                  (a) NON-DISCLOSURE OBLIGATION OF EXECUTIVE. For purposes of this Section 10, all references to Company shall mean and include its Affiliates (as defined in Section 2). Executive hereby acknowledges, understands and agrees that all Confidential Information, as defined in
         Section 10(b), whether developed by Executive or others employed by or in any way associated with Executive or Company, is the exclusive and confidential property of Company and shall be regarded, treated and protected as such in accordance with this Agreement. Executive acknowledges that all such Confidential Information is in the nature of a trade secret. Failure to mark any writing confidential shall not affect the confidential nature of such writing or the information contained therein.

                  (b) DEFINITION OF CONFIDENTIAL INFORMATION. The term "CONFIDENTIAL INFORMATION" shall mean information, whether or not originated by Executive, which is used in Company's business and (1) is proprietary to, about or created by Company; (2) gives Company some competitive business advantage or the opportunity of obtaining such advantage, or the disclosure of which could be detrimental to the interests of Company; (3) is designated as Confidential Information by Company, known by the Executive to be considered confidential by Company, or from all the relevant circumstances considered confidential by Company, or from all the relevant circumstances should reasonably be assumed by Executive to be confidential and proprietary to Company; or
         (4) is not generally known by non-Company personnel. Such Confidential Information includes, but is not limited to, the following types of information and other information of a similar nature (whether or not reduced to writing or designated as confidential):

                           (1) Work product resulting from or related to the
                  research, development or production of the programs of the Company including, without limitation, the Human Gene Trap(TM) database, OmniBank(R), homologous recombination, DNA sequencing, phenotypic analysis, drug target validation and drug discovery;

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                           (2) Internal Company personnel and financial
                  information, vendor names and other vendor information (including vendor characteristics, services and agreements), purchasing and internal cost information, internal service and operational manuals, and the manner and methods of conducting Company's business;

                           (3) Marketing, partnering and business and
                  development plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques and methods of obtaining business, forecasts and forecast assumptions and volumes, and future plans and potential strategies of the Company which have been or are being discussed; and

                           (4) Business acquisition and other business
                  opportunities.

                  (c) EXCLUSIONS FROM CONFIDENTIAL INFORMATION. The term "CONFIDENTIAL INFORMATION" shall not include information publicly known other than as a result of a disclosure by Executive in breach of
         Section 10(a), and the general skills and experience gained during Executive's work with the Company which Executive could reasonably have been expected to acquire in similar work with another company.

                  (d) COVENANTS OF EXECUTIVE. As a consequence of Executive's acquisition or anticipated acquisition of Confidential Information, Executive shall occupy a position of trust and confidence with respect to Company's affairs and business. In view of the foregoing and of the consideration to be provided to Executive, Executive agrees that it is reasonable and necessary that Executive make the following covenants:

                           (1) At any time during the Employment Period and
                  within ten (10) years after the Employment Period, Executive shall not disclose Confidential Information to any person or entity, either inside or outside of Company, other than as necessary in carrying out duties on behalf of Company, without obtaining Company's prior written consent (unless such disclosure is compelled pursuant to court order or subpoena, and at which time Executive gives notice of such proceedings to Company), and Executive will take all reasonable precautions to prevent inadvertent disclosure of such Confidential Information. This prohibition against Executive's disclosure of Confidential Information includes, but is not limited to, disclosing the fact that any similarity exists between the Confidential Information and information independently developed by another person or entity, and Executive understands that such similarity does not excuse Executive from abiding by his covenants or other obligations under this Agreement.

                           (2) At any time during or after the Employment
                  Period, Executive shall not use, copy or transfer Confidential Information other than as necessary in carrying out his duties on behalf of Company, without first obtaining Company's prior written consent, and will take all reasonable precautions to prevent inadvertent use, copying or transfer of such Confidential Information. This

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                  prohibition against Executive's use, copying, or transfer of
                  Confidential Information includes, but is not limited to, selling, licensing or otherwise exploiting, directly or indirectly, any products or services (including databases, written documents and software in any form) which embody or are derived from Confidential Information, or exercising judgment in performing analyses based upon knowledge of Confidential Information.

                  (e) RETURN OF CONFIDENTIAL MATERIAL. Executive shall promptly turn over to the person designated by the Board or CEO all originals and copies of materials containing Confidential Information in the Executive's possession, custody, or control upon request or upon termination of Executive's employment with Company. Executive agrees to attend a termination interview with the person or persons designated by the Board or CEO in the Company's offices for a reasonable time period. The purposes of the termination interview shall be (1) to confirm turnover of all Confidential Information, (2) discuss any questions Executive may have about his continuing obligations under this Agreement, (3) answer questions related to his duties and on-going projects to allow a temporary or permanent successor to obtain a better understanding of the employment position, (4) confirm the number of any outstanding stock options, or other long-term incentive awards, and their vested percentages and other terms and conditions, and (5) any other topics relating to the business affairs of Company or its Affiliates as determined by the Company.

                  (f) INVENTIONS. Any and all inventions, products, discoveries, improvements, copyrightable or patentable works or products, trademarks, service marks, ideas, processes, formulae, methods, designs, techniques and trade secrets (collectively hereinafter referred to as "INVENTIONS") made, developed, conceived or resulting from work performed by Executive (alone or in conjunction with others, during regular hours of work or otherwise) while he is employed by Company and which may be directly or indirectly useful in, or related to, the business of Company (including, without limitation, research and development activities of Company), or which are made using any equipment, facilities, Confidential Information, materials, labor, money, time or other resources of Company, shall be promptly disclosed by Executive to the person or persons designated by the Board or CEO, shall be deemed Confidential Information for purposes of this Agreement, and shall be Company's exclusive property. Executive shall, upon Company's reasonable request during or after the Employment Period, execute any documents and perform all such acts and things which are necessary or advisable in the opinion of Company to cause issuance of patents to, or otherwise obtain recorded protection of right to intellectual property for, Company with respect to Inventions that are to be Company's exclusive property under this Section 10, or to transfer to and vest in Company full and exclusive right, title and interest in and to such Inventions; provided, however, that the expense of securing any such protection of right to Inventions shall be borne by Company. In addition, during or after the Employment Period, Executive shall, at Company's expense, reasonably assist the Company in any reasonable and proper manner in enforcing any Inventions which are to be or become Company's exclusive property hereunder against infringement by others. Executive shall keep confidential and

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         will hold for Company's sole use and benefit any Invention that is to be Company's exclusive property under this Section 10 for which full recorded protection of right has not been or cannot be obtained.

                  (g) PROPERTY RIGHTS. In keeping with his fiduciary duties to Company, Executive hereby covenants and agrees that during his Employment Period, and for a period of three (3) months following his Termination Date, Executive shall promptly disclose in writing to Company any and all Inventions, which are conceived, developed, made or acquired by Executive, either individually or jointly with others, and which relate to, or are useful in, the business, products or services of Company including, without limitation, research and development activities of the Company, or which are made using any equipment, facilities, Confidential Information, material, labor, money, time or other resources of the Company. In consideration for his employment hereunder, Executive hereby specifically sells, assigns and transfers to Company all of his worldwide right, title and interest in and to all such Inventions.

                  If during the Employment Period, Executive creates any original work of authorship or other property fixed in any tangible medium of expression which (1) is the subject matter of copyright (including computer programs) and (2) directly relates to Company's present or planned business, products, or services, whether such property is created solely by Executive or jointly with others, such property shall be deemed a work for hire, with the copyright automatically vesting in Company. To the extent that any such writing or other property is determined not to be a work for hire for whatever reason, Executive hereby consents and agrees to the unconditional waiver of "moral rights" in such writing or other property, and to assign to Company all of his right, title and interest, including copyright, in such writing or other property.

                  Executive hereby agrees to (1) assist Company or its nominee at all times in the protection of any property that is subject to this
         Section 10, (2) not to disclose any such property to others without the written consent of Company or its nominee, except as required by his employment hereunder, and (3) at the request of Company, to execute such assignments, certificates or other interests as Company or its nominee may from time to time deem desirable to evidence, establish, maintain, perfect, protect or enforce its rights, title or interests in or to any such property.

                  (h) EMPLOYEE PROPRIETARY INFORMATION AGREEMENT. The provisions of this Section 10 shall not supersede the Employee Proprietary Information Agreement (the "Proprietary Agreement") between Employee and the Company (or any other agreement of similar intent) which shall remain in full force and effect and, moreover, this Agreement, the Proprietary Agreement and any such other similar agreement between the parties shall be construed and applied as being mutually consistent to the full extent possible.

                  (i) REMEDIES. In the event of a breach or threatened breach of any of the provisions of this Section 10, Company shall be entitled to an injunction ordering the

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         return of all such Confidential Information and Inventions, and restraining Executive from using or disclosing, for his benefit or the benefit of others, in whole or in part, any Confidential Information or Inventions. Executive further agrees that any breach or threatened breach of any of the provisions of this Section 10 would cause irreparable injury to Company, for which it would have no adequate remedy at law. Nothing herein shall be construed as prohibiting Company from pursuing any other remedies available to it for any such breach or threatened breach, including the recovery of damages.

         11. AGREEMENT NOT TO COMPETE. All references in this Section 11 to "COMPANY" shall mean and include its Affiliates (as defined in Section 2).

                  (a) PROHIBITED EXECUTIVE ACTIVITIES. Executive agrees that except in the ordinary course and scope of his employment hereunder during the Employment Period, Executive shall not while employed by Company and for a period of six (6) months following his Termination Date, within the continental United States:

                           (1) Directly or indirectly engage or invest in, own,
                  manage, operate, control or participate in the ownership, management, operation or control of, be employed by, associated or in any manner connected with, or render services or advice to, any Competing Business (as defined below); provided, however, Executive may invest in the securities of any enterprise with the power to vote up to two percent (2%) of the capital stock of such enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934;

                           (2) Directly or indirectly, either as principal,
                  agent, independent contractor, consultant, director, officer, employee, employer, advisor (whether paid or unpaid), stockholder, partner or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person or entity, solicit, divert or take away, any customers, clients, or business acquisition or other business opportunities of Company; or

                           (3) Directly or indirectly, either as principal,
                  agent, independent contractor, consultant, director, officer, employee, advisor (whether paid or unpaid), stockholder, partner or in any other individual or representative capacity whatsoever, either for his own benefit or for the benefit of any other person or entity, either (A) hire, attempt to hire, contact or solicit with respect to hiring any employee of Company, (B) induce or otherwise counsel, advise or encourage any employee of Company to leave the employment of Company, or
                  (C) induce any distributor, representative or agent of Company to terminate or modify its relationship with Company.

                           "COMPETING BUSINESS" means any individual, business,
                  firm, company, partnership, joint venture, organization, or other entity whose products or services

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                  compete in whole or in part, at any time during the
                  Employment Period with the products or services (or planned products and services) of Company including, without limitation, genomics research, development and products including, without limitation, the Human Gene Trap(TM) database, OmniBank(R), homologous recombination, DNA sequencing, phenotypic analysis, drug target validation and drug discovery.

                  (b) ESSENTIAL NATURE OF NON-COMPETE OBLIGATION. It is acknowledged, understood and agreed by and between the parties hereto that the covenants made by Executive in this Section 11 are essential elements of this Agreement and that, but for the agreement of the Executive to comply with such covenants, Company would not have entered into this Agreement.

                  (c) NECESSITY AND REASONABLENESS OF NON-COMPETE OBLIGATION. Executive hereby specifically acknowledges and agrees that:

                           (1) Company has expended and will continue to expend
                  substantial time, money and effort in developing its business;

                           (2) Executive will, in the course of his employment,
                  be personally entrusted with and exposed to Confidential Information (as defined in Section 10);

                           (3) Company, during the Employment Period and
                  thereafter, will be engaged in its highly competitive business in which many firms, including Company, compete;

                           (4) Executive could, after having access to Company's
                  financial records, contracts, and other Confidential Information and know-how and, after receiving training by and experience with the Company, become a competitor;

                           (5) Company will suffer great loss and irreparable
                  harm if Executive terminates his employment and enters, directly or indirectly, into competition with Company;

                           (6) The temporal and other restrictions contained in
                  this Section 11 are in all respects reasonable and necessary to protect the business goodwill, trade secrets, prospects and other reasonable business interests of Company;

                           (7) The enforcement of this Agreement in general, and
                  of this Section 11 in particular, will not work an undue or unfair hardship on Executive or otherwise be oppressive to him; it being specifically acknowledged and agreed by Executive that he has activities and other business interests and opportunities which will provide him adequate means of support if the provisions of this Section 11 are enforced after the Termination Date; and

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                           (8) the enforcement of this Agreement in general, and
                  of this Section 11 in particular, will neither deprive the public of needed goods or services nor otherwise be injurious to the public.

                  (d) JUDICIAL MODIFICATION. Executive agrees that if an arbitrator (pursuant to Section 21) or a court of competent jurisdiction determines that the length of time or any other restriction, or portion thereof, set forth in this Section 11 is overly restrictive and unenforceable, the arbitrator or court shall reduce or modify such restrictions to those which it deems reasonable and enforceable under the circumstances, and as so reduced or modified, the parties hereto agree that the restrictions of this Section 11 shall remain in full force and effect. Executive further agrees that if an arbitrator or court of competent jurisdiction determines that any provision of this Section 11 is invalid or against public policy, the remaining provisions of this Section 11 and the remainder of this Agreement shall not be affected thereby, and shall remain in full force and effect.

         12. REMEDIES. In the event of any pending, threatened or actual breach of any of the covenants or provisions of Section 9, 10, or 11, it is understood and agreed by Executive that the remedy at law for a breach of any of the covenants or provisions of these Sections may be inadequate and, therefore, Company shall be entitled to a restraining order or injunctive relief from any court of competent jurisdiction, in addition to any other remedies at law and in equity. In the event that Company seeks to obtain a restraining order or injunctive relief, Executive hereby agrees that Company shall not be required to post any bond in connection therewith. Should a court of competent jurisdiction or an arbitrator (pursuant to Section 21) declare any provision of Section 9, 10, or 11 to be unenforceable due to an unreasonable restriction of duration or geographical area, or for any other reason, such court or arbitrator is hereby granted the consent of each of the Executive and Company to reform such provision and/or to grant the Company any relief, at law or in equity, reasonably necessary to protect the reasonable business interests of Company or any of its affiliated entities. Executive hereby acknowledges and agrees that all of the covenants and other provisions of Sections 9, 10, and 11 are reasonable and necessary for the protection of the Company's reasonable business interests. Executive hereby agrees that if the Company prevails in any action, suit or proceeding with respect to any matter arising out of or in connection with Section 9, 10, or 11, Company shall be entitled to all equitable and legal remedies, including, but not limited to, injunctive relief and compensatory damages.

         13. DEFENSE OF CLAIMS. Executive agrees that, during the Employment Period and for a period of two (2) years after his Termination Date, upon request from the Company, he will cooperate with the Company and its Affiliates in the defense of any claims or actions that may be made by or against the Company or any of its Affiliates that affect his prior areas of responsibility, except if Executive's reasonable interests are adverse to the Company or Affiliates in such claim or action. To the extent travel is required to comply with the requirements of this Section 13, the Company shall, to the extent possible, provide Executive with notice at least 10 days prior to the date on which such travel would be required. The Company agrees to promptly pay or reimburse Executive upon demand for all of his reasonable travel and other direct

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expenses incurred, or to be reasonably incurred, to comply with his obligations under this Section 13.

         14. DETERMINATIONS BY THE COMPENSATION COMMITTEE.

                  (a) TERMINATION OF EMPLOYMENT. Prior to a Change in Control (as defined in Section 6(b)), any question as to whether and when there has been a termination of Executive's employment, the cause of such termination, and the Termination Date, shall be determined by the Compensation Committee in its discretion exercised in good faith.

                  (b) COMPENSATION. Prior to a Change in Control (as defined in
         Section 6(b)), any question regarding salary, bonus and other compensation payable to Executive pursuant to this Agreement shall be determined by the Compensation Committee in its discretion exercised in good faith.

         15. WITHHOLDINGS: RIGHT OF OFFSET. Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other employee deductions made with respect to Company's employees generally, and (c) any advances made to Executive and owed to Company.

         16. NONALIENATION. The right to receive payments under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by Executive, his dependents or beneficiaries, or to any other person who is or may become entitled to receive such payments hereunder. The right to receive payments hereunder shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any person who is or may become entitled to receive such payments, nor may the same be subject to attachment or seizure by any creditor of such person under any circumstances, and any such attempted attachment or seizure shall be void and of no force and effect.

         17. INCOMPETENT OR MINOR PAYEES. Should the Board determine that any person to whom any payment is payable under this Agreement has been determined to be legally incompetent or is a minor, any payment due hereunder may, notwithstanding any other provision of this Agreement to the contrary, be made in any one or more of the following ways: (a) directly to such minor or person;
(b) to the legal guardian or other duly appointed personal representative of the person or estate of such minor or person; or (c) to such adult or adults as have, in the good faith knowledge of the Board, assumed custody and support of such minor or person; and any payment so made shall constitute full and complete discharge of any liability under this Agreement in respect to the amount paid.

         18. SEVERABILITY. It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 21), the parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such

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provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement.

         19. TITLE AND HEADINGS; CONSTRUCTION. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. The words "herein", "hereof", "hereunder" and other compounds of the word "here" shall refer to the entire Agreement and not to any particular provision hereof.

         20. CHOICE OF LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

         21. ARBITRATION.

                  (a) ARBITRABLE MATTERS. If any dispute or controversy arises between Executive and the Company relating to (1) this Agreement in any way or arising out of the parties' respective rights or obligations under this Agreement or (2) the employment of Executive or the termination of such employment, then either party may submit the dispute or controversy to arbitration under the then-current Commercial Arbitration Rules of the American Arbitration Association (AAA) (the "RULES"); provided, however, the Company shall retain its rights to seek a restraining order or injunctive relief pursuant to Section 12. Any arbitration hereunder shall be conducted before a single arbitrator unless the parties mutually agree that the arbitration shall be conducted before a panel of three arbitrators. The arbitrator shall be selected (from lists provided by the AAA) through mutual agreement of the parties, if possible. If the parties fail to reach agreement upon appointment of the arbitrator within twenty (20) days following receipt by one party of the other party's notice of desire to arbitrate, then within five (5) days following the end of such 20-day period, each party shall select one arbitrator who, in turn, shall within five (5) days select a third arbitrator who shall be the single arbitrator hereunder. The site for any arbitration hereunder shall be in Harris County or Montgomery County, Texas, unless otherwise mutually agreed by the parties, and the parties hereby waive any objection that the forum is inconvenient.

                  (b) SUBMISSION TO ARBITRATION. The party submitting any matter to arbitration shall do so in accordance with the Rules. Notice to the other party shall state the question or questions to be submitted for decision or award by arbitration. Notwithstanding any provision of this
         Section 21, Executive shall be entitled to seek specific performance of the Executive's right to be paid during the pendency of any dispute or controversy arising under this Agreement. In order to prevent irreparable harm, the arbitrator may grant temporary or permanent injunctive or other equitable relief for the protection of property rights.

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

                  (c) ARBITRATION PROCEDURES. The arbitrator shall set the date,

         time and place for each hearing, and shall give the parties advance written notice in accordance with the Rules. Any party may be represented by counsel or other authorized representative at any hearing. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1 et. seq. (or its successor). The arbitrator shall apply the substantive law (and the law of remedies, if applicable) of the State of Texas to the claims asserted to the extent that the arbitrator determines that federal law is not controlling.

                  (d) COMPLIANCE WITH AWARD.

                           (1) Any award of an arbitrator shall be final and
                  binding upon the parties to such arbitration, and each party shall immediately make such changes in its conduct or provide such monetary payment or other relief as such award requires. The parties agree that the award of the arbitrator shall be final and binding and shall be subject only to the judicial review permitted by the Federal Arbitration Act.

                           (2) The parties hereto agree that the arbitration
                  award may be entered with any court having jurisdiction and the award may then be enforced as between the parties, without further evidentiary proceedings, the same as if entered by the court at the conclusion of a judicial proceeding in which no appeal was taken. The Company and the Executive hereby agree that a judgment upon any award rendered by an arbitrator may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

                  (e) COSTS AND EXPENSES. Each party shall pay any monetary amount required by the arbitrator's award, and the fees, costs and expenses for its own counsel, witnesses and exhibits, unless otherwise determined by the arbitrator in the award. The compensation and costs and expenses assessed by the arbitrator and the AAA shall be split evenly between the parties unless otherwise determined by the arbitrator in the award. If court proceedings to stay litigation or compel arbitration are necessary, the party who opposes such proceedings to stay litigation or compel arbitration, if such party is unsuccessful, shall pay all associated costs, expenses, and attorney's fees which are reasonably incurred by the other party as determined by the arbitrator.

         22. BINDING EFFECT; THIRD PARTY BENEFICIARIES. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and to their respective heirs, executors, personal representatives, successors and permitted assigns hereunder, but otherwise this Agreement shall not be for the benefit of any third parties.

         23. ENTIRE AGREEMENT AND AMENDMENT. This Agreement contains the entire agreement of the parties with respect to Executive's employment and the other matters covered herein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the parties hereto concerning the subject matter hereof.

This Agreement may be amended, waived or terminated only by a written instrument executed by both parties hereto.

         24. SURVIVAL OF CERTAIN PROVISIONS. Wherever appropriate to the intention of the parties hereto, the respective rights and obligations of said parties, including, but not limited to, the rights and obligations set forth in Sections 6 through 14 and 21 hereof, shall survive any termination or expiration of this Agreement.

         25. WAIVER OF BREACH. No waiver by either party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.

         26. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the Company and its Affiliates (as defined in Section
2), and upon any successor to the Company following a Change in Control (as defined in Section 6(b)); provided, however, any such assignment by the Company shall not relieve Company of its obligations hereunder unless such successor to the Company has fully and expressly assumed the obligations of the Company to the Executive under this Agreement. Any reference herein to "Company" shall mean the Company as first written above, as well as any successor or successors thereto.

         This Agreement is personal to Executive, and Executive may not assign, delegate or otherwise transfer all or any of his rights, duties or obligations hereunder without the consent of the Board. Any attempt by the Executive to assign, delegate or otherwise transfer this Agreement, any portion hereof, or his rights, duties or obligations hereunder without the prior approval of the Board shall be deemed void and of no force and effect.

         27. NOTICES. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person or sent by facsimile transmission, (b) on the first business day after it is sent by air express overnight courier service, or (c) on the third business day following deposit in the United States mail, registered or certified mail, return receipt requested, postage prepaid and addressed, to the following address, as applicable:

                  (1)      If to Company, addressed to:

                           Lexicon Genetics Incorporated
                           4000 Research Forest Drive
                           The Woodlands, Texas 77381
                           Attention:  Corporate Secretary

                  (2) If to Executive, addressed to the address set forth below his name on the execution page hereof;

or to such other address as either party may have furnished to the other party in writing in accordance with this Section 27.

         28. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

         29. EXECUTIVE ACKNOWLEDGMENT; NO STRICT CONSTRUCTION. The Executive represents to Company that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read the Agreement and that he understands its terms and conditions. The parties hereto agree that the language used in this Agreement shall be deemed to be the language chosen by them to express their mutual intent, and no rule of strict construction shall be applied against either party hereto. Executive also represents that he is free to enter into this Agreement including, without limitation, that he is not subject to any other contract of employment or covenant not to compete that would conflict in any way with his duties under this Agreement. Executive acknowledges that he has had the opportunity to consult with counsel of his choice, independent of Employer's counsel, regarding the terms and conditions of this Agreement and has done so to the extent that he, in his unfettered discretion, deemed to be appropriate.

         30. SUPERSEDING AGREEMENT. This Employment Agreement shall supersede any prior employment agreement entered into between the Company and Executive.

         IN WITNESS WHEREOF, the Executive has hereunto set his hand, and Company has caused this Agreement to be executed in its name and on its behalf, to be effective as of the Effective Date first above written.


                                                   EXECUTIVE:



                                                   Signature:
                                                             -------------------
                                                                  [Name]

                                                   Date:
                                                        ------------------------

                                                   Address for Notices:

                                                   [Address]

                                            LEXICON GENETICS INCORPORATED




                                            By:
                                               ---------------------------------
                                                    Arthur T. Sands, M.D., Ph.D.
                                                    President and Chief
                                                    Executive Officer

                                            Date:
                                                 -------------------------------